Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PITNEY BOWES INC.,

NEUTRON ACQUISITION CORP.

and

NGS HOLDINGS, INC.

and

LITTLEJOHN FUND IV, L.P.

Dated as of September 6, 2017

i

(Continued)

Page

ii

(Continued)

Page

Exhibit A	Form of Adjustment Escrow Agreement
Exhibit B	[Reserved]
Exhibit C	Form of Letter of Transmittal
Exhibit D-1	Form of Littlejohn Restrictive Covenant Agreement
Exhibit D-2	Form of Equityholder Restrictive Covenant Agreement
Exhibit E	Form of Stockholder Consent and Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2017 (this “Agreement”), is between Pitney Bowes Inc., a publicly traded Delaware corporation (the “Acquiror”), Neutron Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of the Acquiror (“Sub”), NGS Holdings, Inc., a Delaware corporation (the “Company”), and Littlejohn Fund IV, L.P., a Delaware limited partnership, solely in its capacity as the Stockholder Representative.

RECITALS

WHEREAS, the boards of directors of each of the Acquiror, the Company and Sub have (i) determined that the merger of Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the Acquiror, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1              Certain Defined Terms.  For purposes of this Agreement:

“Acquiror Material Adverse Effect” means any event, change, occurrence, development or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

“Action” means any claim, action, suit, arbitration, inquiry, investigation or proceeding by or before any Governmental Authority.

“Adjustment Escrow Account” means the account to be established by the Escrow Agent to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Agreement” means the escrow agreement to be entered into by the Acquiror, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit A.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreement” means the Adjustment Escrow Agreement, the Letters of Transmittal, the Equityholder Restrictive Covenant Agreements, the Littlejohn Restrictive Covenant Agreement and the Stockholder Consents and Agreements.

“Business” means the business of providing end-to-end e-commerce products and services utilizing enterprise class technology to offer a fully integrated platform for e-commerce solution development and hosting, order management, fulfillment services, parcel delivery and returns solutions.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Combination” means (a) any merger, consolidation, business combination, amalgamation or similar transaction, recapitalization, tender offer, exchange offer, liquidation or dissolution to which the Company or any of its Subsidiaries is a party or in which it or they participate, (b) any sale, transfer, conveyance or other disposition of shares of, or other equity interests or securities convertible or exchangeable for shares in, the Company or any of its Subsidiaries, (c) any sale, dividend or other disposition of all or any material portion of the assets, properties or Indebtedness of the Company or any of its Subsidiaries, or (d) any other material corporate transaction the consummation of which would reasonably be expected to prevent, materially delay or materially interfere with the transactions contemplated by this Agreement or the Ancillary Agreements.

“Cash” means, as at a specified date, the aggregate amount of all cash and all cash equivalents and marketable securities to the extent convertible by the Company or any of its Subsidiaries to cash within 30 days of such date, in each case, held by the Company or any of its Subsidiaries, including all checks deposited for the account of the Company or any of its Subsidiaries which remain in transit at such date (net of any outstanding checks issued by the Company or any of its Subsidiaries), but, in each case, excluding any amounts of the type reflected in the Company’s Tacit Cash Security Deposit Account (Account No. 111913), NGS Security Deposit Account (Account No. 111500), Cash-Tacit Security Deposit Account (Account No. 111900) and Cash-Customer Deposits Account (Account No. 110130) (collectively, the “Excluded Cash Accounts”), which, as of July 1, 2017, totaled $429,649, calculated in accordance with the Applicable Accounting Principles.

“Closing Per Share Merger Consideration” means (i) the Estimated Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company IP” means (a) the Company Registered IP, (b) all other Intellectual Property that is owned by, and used in the conduct, or held for use in the conduct of, the business of, the Company and its Subsidiaries, and (c) all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

“Company Software” means all Software owned or licensed by the Company or any of its Subsidiaries that (A) is material to the conduct of the business of the Company or its Subsidiaries, taken as a whole, or that (B) since January 1, 2015, has been distributed, sold, licensed to third parties or marketed by the Company or its Subsidiaries.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement or other binding instrument or obligation, whether written or, if binding, oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Equityholder” means any Stockholder and any Person that held In-the-Money Options as of immediately prior to the Effective Time.

“Equityholder Restrictive Covenant Agreements” means the letter agreements to be executed by certain Equityholders of the Company substantially in the form of Exhibit D-2.

“ERISA Affiliate” means any employers, whether or not incorporated, that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Estimated Merger Consideration” means (i) $475,000,000, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, plus (iv) the Aggregate Option Exercise Price, minus (v) the Estimated Indebtedness, minus (vi) the Working Capital Underage, if any, minus (vii) the Estimated Transaction Expenses, minus (viii) the Adjustment Escrow Amount, minus (ix) the Stockholder Representative Expense Holdback Amount.

“Existing Credit Facilities” means each of (i) the $85,000,000 term loan facility and (ii) the $20,000,000 revolving credit facility, in each case, pursuant to the Credit and Guaranty Agreement, dated as of December 11, 2013, among Newgistics, Inc., as borrower, NGS Intermediate Holdings, Inc. and certain Subsidiaries of the Company, as guarantors, and the lenders and agents party thereto.

“Fraud” means an actual and intentional fraud by a Person with respect to the making of the representations and warranties in this Agreement or in the certificate delivered pursuant to Section 6.3(d) of this Agreement.

“Fully Diluted Percentage” means, with respect to any Equityholder, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of Shares, if any, held by such Equityholder as of immediately prior to the Effective Time and (B) the number of Shares issuable upon the exercise in full of all outstanding In-the-Money Options held by such Equityholder as of immediately prior to the Effective Time, whether or not vested or currently exercisable, divided by (ii) the Fully Diluted Share Number.

“Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares issuable upon the exercise in full of all In-the-Money Options outstanding as of immediately prior to the Effective Time, whether or not vested or currently exercisable.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Income Taxes” means any Taxes imposed on or with respect to net income or net profits or any franchise Taxes imposed in lieu thereof.

“Indebtedness” means, without duplication and excluding any intercompany indebtedness, (i) the amount of all obligations for borrowed money, of the Company and its Subsidiaries, (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of the Company and its Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (iv) any interest rate swap, forward contract or other hedging arrangement of the Company and its Subsidiaries, (v) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP, (vi) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property, assets, business, securities or services, earnout payments, or conditional sale obligations, other than trade credit incurred in the ordinary course of business consistent with past practice to the extent such trade credit is included in the calculation of Closing Net Working

Capital, and (vii) Indebtedness of other Persons secured by an Encumbrance on assets held by the Company and its Subsidiaries and all guarantees, assumptions and other contingent obligations in respect of the Indebtedness of other Persons, in the case of each of clauses (i) through (vii), including any unpaid principal, premium, accrued or unpaid interest, prepayment or early termination penalties and fees, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith.  For purposes of calculating Estimated Indebtedness and Closing Indebtedness, any liabilities included in the calculation of Closing Net Working Capital or Closing Transaction Expenses shall be excluded from such calculations of Estimated Indebtedness and Closing Indebtedness and, for the avoidance of doubt, liabilities relating to Excluded Cash Accounts held by the Company and its Subsidiaries shall be included in Net Working Capital and excluded from Indebtedness. For the avoidance of doubt, Indebtedness does not include commitments for capital expenditures.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, with respect to the following:  (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and other similar designations of source or origin, and applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights in any work of authorship including Software, and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“In-the-Money Option” means an Option having a per Share exercise price less than the Undiluted Per Share Merger Consideration.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means all computers, software, middleware, servers, workstations, routers, data communications lines and other information technology equipment, in each case, used by the Company or its Subsidiaries.

“Judgment” means any injunction, judgment, decree, order or ruling of a Governmental Authority.

“Knowledge” with respect to the Company means the knowledge, after reasonable due inquiry, of the Persons listed in Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, or Judgment of any Governmental Authority.

“Lease” means each of the leases, license agreements and other occupancy agreements of the Company and its Subsidiaries, as tenant, licensee or occupant with respect to the Leased Real Property.

“Leased Real Property” means the real property leased, subleased or occupied by the Company or any of its Subsidiaries, in each case, as tenant, subtenant or occupant, together with, to the extent leased, subleased or occupied by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Littlejohn Party” means (i) Littlejohn Fund IV, L.P., its general partner, any investment partnership formed by or on behalf of the entity that controls such general partner (any of the foregoing Persons, a “Littlejohn Fund”), (ii) any Person who has 49.9% or more of its outstanding shares of capital stock owned or purchased by one or more Littlejohn Funds or their respective general partners, or (iii) any entity that controls the general partner of a Littlejohn Fund or any of the employees, members, officers or directors of such entity.

“Littlejohn Restrictive Covenant Agreement” means the letter agreement to be executed by Littlejohn Fund IV, L.P. substantially in the form of Exhibit D-1.

“Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, would reasonably be expected to (a) prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or (b) have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of clause (b), any event, change, occurrence, development or effect arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in any of the industries in any of the geographic areas in which the Company or its Subsidiaries operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, (iv) any actions expressly required under this Agreement, including any actions expressly required to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (v) changes in any applicable Laws or GAAP or principles or interpretations thereof, (vi) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby or (vii) any actions taken (or omitted to be taken) by or at the express request of the Acquiror (it being understood that clauses (vi) and (vii) shall not apply with respect to the representations or warranties contained in Section 3.3, Section 3.9(a), Section 3.10(i) and Section 3.12(iv) of this Agreement

(including for purposes of Articles VI and VII hereof) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the performance of this Agreement and the transactions contemplated hereby); provided, however, that any event, change, occurrence, development or effect referred to in clauses (i), (ii), (iii) or (v) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such event, change, occurrence, development or effect has a disproportionate effect on the Company and its Subsidiaries relative to similarly situated Persons operating in the industries within any of the geographic areas in which the Company operates.

“Merger Consideration” means the Estimated Merger Consideration, as it may be adjusted in accordance with Section 2.12, together with any amounts that may be payable in respect of Shares and Options from the Adjustment Escrow Account and the Stockholder Representative Expense Holdback Amount as provided in this Agreement and the Adjustment Escrow Agreement.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company and its Subsidiaries that are included in the line item categories of current assets specifically identified on Schedule 2.12(a) hereto, minus (ii) the current liabilities of the Company and its Subsidiaries that are included in the line item categories of current liabilities specifically identified on Schedule 2.12(a) hereto.  Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include Cash, Indebtedness, Transaction Expenses or current or deferred income tax assets or liabilities.

“Non-Employee Service Provider” means an individual classified as an independent contractor, consultant, volunteer, subcontractor, temporary employee, leased employee or other contingent worker.

“Non-Voting Common Stock” means the non-voting common stock, par value $0.001 per share, of the Company.

“Open Source Software” means any software code or data library that is licensed as open source software, freeware, shareware or other software distributed under similar licensing or distribution models (including software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License, or the Apache License).

“Option” means each outstanding option to purchase Shares.

“Option Payment Amount” means an amount necessary to make payment of the aggregate amounts due to holders of outstanding In-the-Money Options pursuant to the first sentence of Section 2.9.

“Out-of-the-Money Option” means an Option having a per Share exercise price equal to or greater than the Undiluted Per Share Merger Consideration.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or which may be paid without interest or penalties, or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate accruals and reserves have been established on the Financial Statements to the extent required by GAAP), (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate accruals and reserves have been established on the Financial Statements in accordance with GAAP), or pledges, deposits or other liens securing the performance of bids, trade contracts or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and Environmental Laws, (iv) liens granted to any lender at the Closing in connection with any financing by the Acquiror of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any Lease or in the applicable Leased Real Property, (vi) any liens or security interests securing borrowings under the Company’s Existing Credit Facilities, provided that any such Encumbrances are released effective as of the Closing and (vii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other similar Encumbrances, provided, that none of the foregoing either individually or in the aggregate materially interferes with the present use or occupancy of the properties or assets of the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Postal Authority” means any public or private Person that has regulatory authority or legal responsibility for postal matters in, and any designated postal operator or public postal service of, the United States, including the United States Postal Service, the Postal Regulatory Commission, the Postal Inspection Service, the Office of the Inspector General and/or the U.S. Department of Justice (including the U.S. Attorneys’ Offices). For the avoidance of doubt, a Postal Authority, as used in this Agreement, shall not be deemed to be a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) or before the Closing Date.

“Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“R&W Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy to be issued by Illinois Union Insurance Company to the Acquiror (as may be amended, modified or supplemented from time to time) pursuant to the agreement, to be dated as of the date hereof, between Illinois Union Insurance Company and the Acquiror.

“Related Party” means any Affiliates, employees, equityholders, officers or directors of the Company or any of its Subsidiaries, or any Affiliates of the foregoing, including, for the avoidance of doubt, any Littlejohn Party.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, contractors, agents, auditors, advisors, bankers and other representatives of such Person.  The Acquiror’s Representatives shall not be deemed to include the Acquiror’s insurers and underwriters in respect of the R&W Insurance Policy.

“Retained Indebtedness” means the Indebtedness identified as “Retained Indebtedness” on Schedule 2.11(e).

“Shares” means the shares of Company Common Stock and Non-Voting Common Stock.

“Short 2017 Period” means, for U.S. federal Income Tax purposes, the short taxable period of the Company beginning on January 1, 2017 and ending on the Closing Date.

“Software” means all computer software, programs and databases in any form, including development tools, library functions, compilers and Internet websites and all versions, updates, corrections, enhancements, replacements and modifications thereof and all documentation related thereto.

“Stockholder Consents and Agreements” means the consents and agreements to be executed by the Equityholders in the form of Exhibit E.

“Stockholder Representative Expense Holdback Amount” means $5,000,000.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of December 11, 2013, by and among NGS Holdings, Inc. and the other stockholders signatories thereto.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Restrictive Covenant Agreements” means the Equityholder Restrictive Covenant Agreements and the Littlejohn Restrictive Covenant Agreement.

“Target Net Working Capital” means $24,234,000.

“Tax Return” means any return, declaration, report, statement, information statement, schedule, form and other document relating to Taxes, including any schedules and attachments thereto and any amendments thereof, in each case required or permitted to be filed with any Governmental Authority.

“Taxes” means any and all taxes or similar duties, fees or charges or assessments thereof, in each case in the nature of a tax, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto imposed by any Governmental Authority.

“Transaction Expenses” means, to the extent not paid by the Company, the Equityholders or otherwise prior to the Closing Date, the fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and any related alternative transactions (including other potential Business Combinations), including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts and service providers in connection with the transactions contemplated hereby, (ii) the costs of the directors’ and officers’ liability insurance described under Section 5.11, (iii) any change of control payments, bonuses, retention obligations or similar amounts due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, together with any employer-paid portion of any employment and payroll taxes related thereto and (iv) any expenses or other amounts payable by the Company and its Subsidiaries in connection with the items set forth on Schedule 1.1(b) of the Disclosure Schedules.

“Treasury Regulations” means the U.S. Department of Treasury Regulations promulgated under the Code.

“Undiluted Per Share Merger Consideration” means (i) (A) the Estimated Merger Consideration minus (B) the Aggregate Option Exercise Price, divided by (ii) the aggregate number of Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2              Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

401(k) Plan(s)	5.7(c)
Acquiror	Preamble
Acquiror Fundamental Representations	6.2(a)
Acquiror Releasees	8.21(b)
Acquisition Engagement	8.20(b)
Affected Employees	5.7(a)
Agreement	Preamble
Applicable Accounting Principles	2.12(a)
Balance Sheet	3.6(a)
Cancelled Shares	2.7(c)
Certificate of Merger	2.2(b)
Certificates	2.10(d)

Definition	Location

Charges	2.13(b)
Closing	2.2(a)
Closing Cash	2.12(b)
Closing Date	2.2(a)
Closing Date Payment Schedule	5.15
Closing Indebtedness	2.12(b)
Closing Net Working Capital	2.12(b)
Closing Transaction Expenses	2.12(b)
Company	Preamble
Company Fundamental Representations	6.3(a)
Company Patents	3.14(a)
Company Personnel	3.10(a)
Company Registered Copyrights	3.14(a)
Company Registered IP	3.14(a)
Company Registered Marks	3.14(a)
Company Stockholder Approval	3.2(a)
Copyrights	1.1
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
DOL	3.10(a)
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(c)(i)
Environmental Permits	3.16(c)(ii)
ERISA	3.10(a)
Estimated Cash	2.12(a)
Estimated Indebtedness	2.12(a)
Estimated Net Working Capital	2.12(a)
Estimated Transaction Expenses	2.12(a)
Excluded Cash Accounts	1.1
Final Closing Statement	2.12(b)
Financial Statements	3.6(a)
Gibson Dunn	8.20(a)
Hazardous Materials	3.16(c)(iii)
Highly-Compensated Employee	3.7(k)
HSR Act	3.3(b)
In-bound License	3.14(d)
Independent Accounting Firm	2.12(d)
Interim Financial Statements	3.6(a)
Letter of Transmittal	2.10(d)
Liabilities	3.6(b)
Littlejohn Fund	1.1
Majority Holders	2.13(c)
Marks	1.1

Definition	Location

Material Contracts	3.17(a)
Merger	Recitals
Net Adjustment Amount	2.12(g)(i)
Non-Disclosure Agreement	5.8
Non-U.S. Employee Plan	3.10(c)
Notice of Disagreement	2.12(c)
OFAC	3.8(d)
Patents	1.1
Paying Agent	2.10(a)
Payment Fund	2.10(a)
Permits	3.8(b)
Personal Data	3.14(h)
Preliminary Closing Statement	2.12(a)
Release	3.16(c)(iv)
Sample Statement	2.12(a)
Stockholder	2.10(a)
Stockholder Notice	5.3(b)
Stockholder Releasors	8.21(b)
Stockholder Representative	2.13(a)
Sub	Preamble
Sub Stockholder Approval	4.2
Surviving Corporation	2.1
Takeover Statute	3.2(a)
Termination Date	7.1(c)
Top Customers	3.19(a)
Top Suppliers	3.19(b)
Trade Secrets	1.1
Transfer Taxes	5.13

ARTICLE II
THE MERGER

Section 2.1              The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2              Closing; Effective Time.

(a)            The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, New York, 10166, at 10:00 a.m., Eastern time, as soon as reasonably practicable, but no later than the later of (i) September 20, 2017, or (ii) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)            As soon as practicable on the Closing Date, the parties shall cause a certificate of merger in customary form to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3              Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4              Certificate of Incorporation and Bylaws.  From and after the Effective Time, (a) the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law; provided, that such certificate of incorporation shall reflect as of the Effective Time “NGS Holdings, Inc.” as the name of the Surviving Corporation and (b) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the certificate of incorporation and applicable Law.

Section 2.5              Directors; Officers.  From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6              Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7              Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:

(a)            each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive the Closing Per Share Merger Consideration, in cash, without interest, together with any amounts that may be payable in respect of such Share from the Adjustment Escrow Account and the Stockholder Representative Expense Holdback Amount as provided in this Agreement and the Adjustment Escrow Agreement;

(b)            each Share that is owned by the Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c)            each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the Shares described in Section 2.7(b) and this Section 2.7(c), “Cancelled Shares”); and

(d)            each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, validly issued and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8              Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest.  From and after the Effective Time, the Dissenting Shares shall automatically be cancelled and retired and shall cease to exist, and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except as provided in Section 262 of the DGCL.  The Company shall give the Acquiror (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL or any withdrawals of such demands received by the Company and (b) the opportunity to direct and control all negotiations and proceedings with respect to such demands; provided, that the Acquiror shall reasonably consult with the Company with respect to any such negotiations and proceedings and the Company shall not be required to pay any amounts prior to the Closing in settlement of any such negotiations or proceedings.  The Company shall not, except with the prior written consent of the Acquiror, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9              Options.

(a)            At the Effective Time, each outstanding In-the-Money Option (whether vested or unvested) shall accelerate and be deemed fully vested and shall be cancelled, and each holder of such an Option shall be entitled to receive in exchange therefor an amount in cash equal to the product of (i) the number of Shares for which such Option is exercisable as of immediately prior to the Effective Time and (ii) the excess of the Closing Per Share Merger Consideration over the per Share exercise price of such Option as of immediately prior to the Effective Time.  The holder of any In-the-Money Option shall also be entitled to any amounts that may be payable in respect of such Option from the Adjustment Escrow Account and the Stockholder Representative Expense Holdback Amount as provided in this Agreement and the Adjustment Escrow Agreement, at the respective times and subject to the contingencies specified herein.  The amounts described in this Section 2.9(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such In-the-Money Options.

(b)            At the Effective Time, each outstanding Out-of-the-Money Option (whether vested or unvested) shall be cancelled without consideration and shall be of no further force and effect.

Section 2.10           Payment for Shares and Options.

(a)            Prior to the Effective Time, the Acquiror shall designate a bank or trust company that is approved by the Stockholder Representative (which approval shall not be unreasonably withheld, conditioned or delayed) to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the parties hereto.  Prior to the Effective Time, the Acquiror shall deposit with the Paying Agent, for the benefit of holders of Shares (each, a “Stockholder”) and Persons that held In-the-Money Options as of immediately prior to the Effective Time who are not current or former employees, cash in an amount equal to (i) the Estimated Merger Consideration, minus (ii) the portion of the Option Payment Amount attributable to compensatory In-the-Money Options held by current or former employees, minus (iii) the Aggregate Option Exercise Price minus (iv) the aggregate Closing Per Share Merger Consideration to be directly paid from the Acquiror to any Stockholder (the “Payment Fund”).  The expenses of the Paying Agent shall be paid by the Acquiror or the Surviving Corporation, as the case may be.

(b)            The Paying Agent shall invest any cash included in the Payment Fund as directed by the Acquiror or, after the Effective Time, the Surviving Corporation, in:  (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a state thereof and having a combined capital surplus in excess of $500,000,000, or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A‑1 by Standard & Poor’s Corporation or P‑1 by Moody’s Investors Service, Inc.  Any interest and other income resulting from such investments shall be paid as directed by the Acquiror or, after the Effective Time, the Surviving Corporation.

(c)            As part of the Merger Consideration, concurrently with the Effective Time, the Acquiror shall deposit or cause to be deposited with the Company the portion of the Option Payment Amount attributable to compensatory In-the-Money Options held by current or former employees, by wire transfer of immediately available funds.  Promptly following the Effective Time (and in any event on or prior to the second payroll date following the Closing Date), the Surviving Corporation shall make payments to holders of such outstanding In-the-Money Options as set forth in the first sentence of Section 2.9(a) utilizing the Surviving Corporation’s payroll system.

(d)            No later than two Business Days after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates at the address of such holder set forth on the Closing Date Payment Schedule that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares were converted with the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such properly completed and duly executed Letter of Transmittal, the holder of such Certificate (other than any Stockholder who is to be directly paid from the Acquiror) shall be entitled to receive in exchange therefor (as promptly as practicable following such surrender, and in no event more than two Business Days after such surrender, or in the case of any Stockholder that surrenders a Certificate for cancellation, together with a duly executed Letter of Transmittal, no later than three Business Days prior to the Closing Date, no later than the first Business Day after the Closing Date) an amount in cash equal to (A) the Closing Per Share Merger Consideration, multiplied by (B) the number of Shares formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered in the transfer records of the Company, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.  In addition, promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to make payments to holders of In-the-

Money Options (other than in respect of compensatory In-the-Money Options held by current or former employees) as set forth in the first sentence of Section 2.9(a).

(e)            At the Effective Time, the stock transfer books of the Company shall be updated to reflect the transfer of the Shares to the Acquiror in accordance with the terms herein, and subsequently such books shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than Certificates representing Cancelled Shares) is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.10.

(f)            All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(g)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof in the form attached to the Letter of Transmittal and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(d) for Shares represented thereby.

(h)            At any time following the expiration of 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation.  Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement upon due surrender of their Certificates, without any interest thereon.  Any portion of such remaining cash unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(i)            Notwithstanding anything to the contrary contained herein, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person if the Merger Consideration is delivered to a public official as required by any applicable abandoned property, escheat or similar Law.

(j)            Any interest and other income resulting from investments of the Payment Fund shall be treated as accrued by the Acquiror and, after the Effective Time, the Surviving Corporation for U.S. federal income tax purposes.

Section 2.11           Closing Payments.  At the Closing, the Acquiror will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds to the account or accounts designated by the payee in writing no later than two Business Days prior to the Closing Date:

(a)            to the Paying Agent, an amount as specified in Section 2.10(a);

(b)            to the Stockholder Representative, the Stockholder Representative Expense Holdback Amount;

(c)            to the Escrow Agent, the Adjustment Escrow Amount, to be managed and paid out by the Escrow Agent pursuant to the terms of the Adjustment Escrow Agreement;

(d)            to the Company, an amount equal to the portion of the Option Payment Amount attributable to compensatory options held by current or former employees, which amount shall be paid by the Surviving Corporation to the holders of such outstanding In-the-Money Options as set forth in the first sentence of Section 2.9(a) promptly following the Effective Time utilizing the Surviving Corporation’s payroll system;

(e)            on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.11(e) other than the Retained Indebtedness on such schedule (which schedule shall be updated to include any Indebtedness incurred after the date hereof) in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto; and

(f)            on behalf of the Company, an amount equal to the Estimated Transaction Expenses, to each Person who is owed a portion thereof in the amounts set forth next to such Person’s name in the Preliminary Closing Statement.

Section 2.12           Merger Consideration Adjustments.

(a)            At least three Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Acquiror a reasonably detailed written statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate, along with related calculations, of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”), and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of 11:59 p.m. on the day prior to the Closing Date (and, except for the Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby), based on the Company’s books and records and other information available at the Closing, calculated on a basis consistent with Schedule 2.12(a) and the accounting principles, practices, assumptions, conventions and policies referred to therein, including any exclusions or deviations from GAAP (the “Applicable Accounting Principles”).   An illustrative example of a Preliminary Closing

Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is set forth in Schedule 2.12(a) (the “Sample Statement”).

(b)            Within 60 days after the Closing Date, the Acquiror shall cause to be prepared and delivered to the Stockholder Representative (on behalf of all the Equityholders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), and (iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of 11:59 p.m. on the day prior to the Closing Date (and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby).  The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles including the Sample Statement.

(c)            The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Acquiror a reasonably detailed written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount, along with related calculations, as applicable, of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement.  The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.12(d).

(d)            During the 30-day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Acquiror and the Stockholder Representative within such 30 day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Acquiror and the Stockholder Representative have not resolved all such differences by the end of such 30-day period, the Acquiror and the Stockholder Representative shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item in the Notice of Disagreement remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash, Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item in the Notice of Disagreement remaining in dispute and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses.  The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Acquiror.  The Acquiror and the Stockholder Representative shall use their commercially reasonable efforts to cause the

Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Acquiror’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness and/or Closing Cash Closing Transaction Expenses that are identified as being items and amounts in the Notice of Disagreement to which the Acquiror and the Stockholder Representative have been unable to agree.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in the Notice of Disagreement remaining in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital is correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Acquiror and the Stockholder Representative (i.e., not on independent review).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 8.10.

(e)            The costs of any dispute resolution pursuant to this Section 2.12, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Acquiror and the Stockholder Representative in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)            The Acquiror, the Company and the Stockholder Representative will, and the Acquiror will cause the Surviving Corporation (following the Closing through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.12) to, afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as the case may be, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.12.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.12; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g)               The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)            For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.12 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.12, plus (C) the Closing Cash as finally determined pursuant to this Section 2.12 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.12;

(ii)            If the Net Adjustment Amount is positive, the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, the Acquiror shall pay an aggregate amount equal to the Net Adjustment Amount to (A) the Paying Agent for delivery to the Stockholders and Persons that held In-the-Money Options as of immediately prior to the Effective Time who are not current or former employees and (B) the Surviving Corporation for delivery to the current or former employees that held In-the-Money Options as of immediately prior to the Effective Time through the Surviving Corporation’s payroll system, which payments shall be made pro rata in accordance with each holder’s respective Fully Diluted Percentage; and

(iii)            If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Stockholder Representative (on behalf of the Equityholders) and the Acquiror shall jointly instruct the Escrow Agent to (A) if the Net Adjustment Amount equals or exceeds the Adjustment Escrow Amount, promptly deliver to the Acquiror the Adjustment Escrow Amount from the Adjustment Escrow Account, or (B) if the Adjustment Escrow Amount exceeds the Net Adjustment Amount, promptly deliver to the Acquiror the Net Adjustment Amount from the Adjustment Escrow Account.  In the case of clause (A) above, if the Net Adjustment Amount exceeds the Adjustment Escrow Amount, at the Acquiror’s request, each Equityholder shall pay to the Stockholder Representative, for payment to the Acquiror, such Equityholder’s pro rata share of such excess in accordance with such Equityholder’s respective Fully Diluted Percentage, and the Stockholder Representative shall deliver the aggregate amount so received by the Stockholder Representative to the Acquiror within three Business Days of receipt thereof by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Acquiror.  In the case of clause (A) above, if the Net Adjustment Amount exceeds the Adjustment Escrow Amount, and any Equityholder fails to timely pay its pro rata share of such excess in accordance with such Equityholder’s respective Fully Diluted Percentage, the Stockholder Representative shall be entitled to use all or a portion of the Stockholder Representative Expense Holdback Amount to comply with the provisions of this Section 2.12(g).

(iv)            If (A) the Net Adjustment Amount is negative and (B) the Adjustment Escrow Amount exceeds the absolute value of the Net Adjustment Amount, then the Stockholder Representative and the Acquiror shall jointly instruct the Escrow Agent to arrange for the distribution of such excess from the Adjustment Escrow Account to (1) the Paying Agent for delivery to the Stockholders and Persons that held In-the-Money Options as of immediately prior to the Effective Time who are not current or former employees and (2) the Surviving Corporation for delivery to the current or former employees that held In-the-Money Options as of immediately prior to the Effective Time, which payments shall be made pro rata in accordance with their respective Fully Diluted Percentages, and no further payment shall be payable by the Acquiror or the Stockholder Representative (on behalf of the Stockholders) under this Section 2.12.

(v)            Payments in respect of this Section 2.12(g) shall be made (A) in the case of Stockholders and Persons that held In-the-Money Options as of immediately prior to the Effective Time who are not current or former employees, within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.12 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date and (B) in the case of the current or former employees that held In-the-Money Options as of immediately prior to the Effective Time, on or prior to the second payroll date immediately following the final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.12 through the Surviving Corporation’s payroll system.

(vi)            For the avoidance of doubt, this Section 2.12 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.12, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.

Section 2.13              Stockholder Representative.

(a)               Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder and holder of Options shall be deemed to have consented to the appointment of Littlejohn Fund IV, L.P. as such Stockholder’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of the Equityholders to the extent and in the manner set forth in this Agreement and the Adjustment Escrow Agreement, including with respect to any Actions or Judgments relating to Claims made by an Acquiror Indemnitee pursuant to Article VIII hereof.  All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Equityholders, and no Person shall have the right to object to, dissent from, protest or otherwise contest the same.  The Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative.  The Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Equityholders, and the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  By their approval of this Agreement, the Stockholders shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such Person’s capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct.

(b)           The Stockholder Representative shall have the right to recover from, in its sole discretion, the Stockholder Representative Expense Holdback Amount and amounts actually released by the Escrow Agent to the Stockholder Representative from the Adjustment Escrow Account, prior to any distribution to the Stockholders, the Stockholder Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder (“Charges”), including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement.  In the event the remaining Stockholder Representative Expense Holdback Amount is at any time insufficient to satisfy the Charges, then each Equityholder will be obligated (severally) to pay its Fully Diluted Percentage of such deficit.  Any portion of the Stockholder Representative Expense Holdback Amount that is remaining upon completion of the Stockholder Representative’s duties hereunder shall be distributed by the Stockholder Representative to the holders of Shares and In-the-Money Options in accordance with their respective Fully Diluted Percentages.

(c)            The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the aggregate Fully Diluted Share Number at the Effective Time (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation.

(d)            The approval of this Agreement by the requisite vote or written consent of Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders.

Section 2.14           Withholding.  Notwithstanding anything to the contrary herein, the Acquiror, Sub, the Surviving Corporation, the Paying Agent, the Stockholder Representative, the Escrow Agent and the Company and its Subsidiaries shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required by any Law to deduct and withhold with respect to Taxes and any amounts so withheld shall be promptly remitted to the appropriate Governmental Authority.  To the extent that amounts are so withheld and paid to the appropriate Governmental Authority in accordance with all applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Acquiror and Sub as of the date of this Agreement and as of the Closing Date, except in the case of representations and warranties that are made as of a specified date, as follows:

Section 3.1              Organization and Qualification.

(a)            The Company is (i) a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation or otherwise licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of clause (ii) for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(b)            Each of the Subsidiaries of the Company is (i) a corporation or company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization as set forth in Schedule 3.1(b) of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation or otherwise licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(c)            The Company has provided the Acquiror with accurate and complete copies, in all material respects, of the certificate of incorporation, bylaws and other organizational documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof.  The Company has also provided the

Acquiror with accurate and complete copies of the minutes of the board of directors and the audit committee of the board of directors of the Company, in each case, since December 1, 2013.

Section 3.2              Authority.

(a)            The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of Stockholders representing a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company.  Except for obtaining Company Stockholder Approval, (i) no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby or to comply with the provisions hereof and (ii) no other vote or approval of the holders of the capital stock of the Company or any of its Subsidiaries is necessary to approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Statute”) applies to the Company with respect to this Agreement or the Merger.

(b)            The board of directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders and (ii) resolved to recommend that the Stockholders approve and adopt this Agreement and the Merger.

Section 3.3              No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder do not and will not (i) conflict with or violate the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) assuming the accuracy of the representations and warranties of the Acquiror and Sub in Section 4.3(a), conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or the creation or acceleration of any obligation or the loss of any material benefit under, any Contract to which the Company or any of its Subsidiaries is a party or any of its or their Permits, or result in the creation of any Encumbrance on any of the material assets of the Company (other than Permitted Encumbrances); except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)            Assuming the accuracy of the representations and warranties of the Acquiror and Sub in Section 4.3(b), the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of, or with, any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (v) as may be necessary as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

Section 3.4              Capitalization.

(a)            The Company’s authorized capital stock consists of (i) 1,000,000 shares of Company Common Stock, of which 875,570 shares of Company Common Stock are issued and outstanding, (ii) 250,000 shares of Non-Voting Common Stock, of which (x) 45,017 shares of Non-Voting Common Stock are issued and outstanding and (y) 120,613 shares of Non-Voting Common Stock are subject to outstanding and unexercised Options, and (iii) 100,000 shares of Preferred Stock, none of which are issued and outstanding.  All of the Company’s issued and outstanding capital stock is duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable preemptive rights.  The Shares listed in the first sentence of this Section 3.4(a) constitute all of the issued and outstanding capital stock of the Company and no other ownership or equity interest of the Company has been issued by the Company and remains outstanding.  Except as set forth in the first sentence of this Section 3.4(a), there are no Company Common Stock or any other equity security of the Company reserved for issuance or issuable upon conversion or exchange of any issued and outstanding security of the Company and no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind (i) relating to the capital stock of the Company, (ii) obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company or (iii) granting the holders thereof at any time the right to vote on any matters in which holders of any class of the capital stock of the Company or any of its Subsidiaries may vote.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the capital stock of, or any other interests in, the Company.  No Subsidiary of the Company owns any shares of capital stock of the Company.

(b)            Schedule 3.4(b)(i) of the Disclosure Schedules sets forth an accurate and complete list of all outstanding shares of Common Stock and Non-Voting Common Stock, setting forth the owner and holder of record’s name.  The Company has provided the Acquiror with accurate and complete copies, in all material respects, of all forms of award agreements evidencing the outstanding Options, and, except as set forth on Schedule 3.4(b)(i) of the Disclosure Schedules, no such outstanding Option contains terms that are materially different from the applicable form agreement. The organizational documents of the Company and the terms of each outstanding Option permit the treatment of such Option at the Effective Time as provided herein, without notice to, or the consent or approval of, any holder of the Options or Shares.  Schedule 3.4(b)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all outstanding Options, setting forth the holder’s name, number of Shares subject thereto, grant date, exercise price per Share, and vesting status thereof.  Each Option was granted to an employee or Non-Employee Service Provider in connection with the performance of services (within the meaning of Section 83 of the Code) and lacked (at the time of grant) a readily ascertainable fair market value (within the meaning of Section 1.83-7 of the Treasury Regulations).  Section 421 of the Code does not apply to any Options.

(c)            The final Closing Date Payment Schedule will, as of the Closing Date, be accurate and complete in all material respects and the payment of the Closing Per Share Merger Consideration and Option Payment Amount set forth therein and will be calculated pursuant to and in accordance with this Agreement, applicable Law, the organizational documents of the Company, the NGS Holdings, Inc. Equity Incentive Plan and the awards agreement evidencing the Options.  As of the Closing, (i) the number of Shares set forth in the Closing Date Payment Schedule as being owned by a Person, or subject to Options owned by such Person, will constitute the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, the Company, (ii) no Person not disclosed in the Closing Date Payment Schedule will be the record owner of, or have a right to acquire from the Company any shares of capital stock of, or any other equity or ownership interests in, the Company or options in respect of the foregoing and (iii) the record and, to the Knowledge of the Company, beneficial ownership of, and good and valid title to, the Shares and In-the-Money Options disclosed in the Closing Date Payment Schedule will be held by the record and, to the Knowledge of the Company, beneficial owner listed on such schedule, free and clear of any Encumbrances, except for Encumbrances relating to applicable securities laws and those contained in the Stockholders Agreement.

Section 3.5              Equity Interests.

(a)            All issued and outstanding capital stock or other equity or ownership interests in each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and is wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests.

(b)            Schedule 3.5(b) of the Disclosure Schedules sets forth (i) the name and jurisdiction of organization of each Person of which the Company and its Subsidiaries owns directly or indirectly, any equity or voting securities, (ii) if not the Company, the Subsidiary or Subsidiaries of the Company that owns such equity or voting securities, and (iii) the percentages of outstanding equity and voting securities owned, directly or indirectly, by the Company and its Subsidiaries in such Person.  Except as set forth in Schedule 3.5(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person, except as set forth in Schedule 3.5(b).

Section 3.6              Financial Statements; Undisclosed Liabilities.

(a)            Copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2016, January 2, 2016 and January 3, 2015, and the related audited statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the years then ended, together with all related notes and schedules thereto (the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at July 29, 2017 (the “Balance Sheet”), and the related consolidated statements of operations and cash flows of the Company and its Subsidiaries for the seven months then ended, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) was derived from and prepared in accordance with the underlying books, records and accounts of the Company and its Subsidiaries and (ii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP and applied on a consistent basis, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments which are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and the absence of notes.

(b)            There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), other than any Liabilities (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (iii) for Taxes, (iv) to the extent included in the calculation of Estimated Transaction Expenses reflected in the Preliminary Closing Statement or (v) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            The accounts receivable of the Company and its Subsidiaries, as set forth on the Financial Statements and the Interim Financial Statements or arising since the date of the Balance Sheet, (i) have arisen solely out of bona fide transactions occurring in the ordinary course of business consistent with past practice and (ii) have been billed or invoiced in accordance with applicable Law and GAAP.  There is no contest, claim, defense or right of setoff with respect to any account receivable, other than in the ordinary course of business consistent with past practice.

Section 3.7                          Absence of Certain Changes or Events.  Since December 31, 2016, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not occurred any Material Adverse Effect. Except as otherwise set forth on Schedule 3.7 of the Disclosure Schedules, since December 31, 2016, neither the Company nor any of its Subsidiaries has:

(a)            amended its certificate of incorporation or bylaws or equivalent organizational documents;

(b)            declared, set aside, made or paid any non-cash dividends or other distributions (whether in stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(c)            reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities or made any other change with respect to its capital structure;

(d)            acquired any interest (other than cash or cash equivalents) in any corporation, partnership, limited liability company, other business organization or division thereof, or any material assets therefrom (excluding acquisitions of equipment, inventory and supplies in the ordinary course of business) ;

(e)            except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(f)            incurred any Indebtedness for borrowed money or issued any debt securities in excess of $250,000 in the aggregate, other than any borrowings under the Company’s Existing Credit Facilities;

(g)            commenced, discharged, released or settled any Action involving an amount in excess of $100,000, equitable relief or relief other than for money damages;

(h)            sold, transferred, leased, or otherwise disposed of any material assets or property of the Company and its Subsidiaries, taken as a whole, except for the sale or disposal of any obsolete equipment or inventory in the ordinary course of business consistent with past practice;

(i)            permitted to expire or failed to timely renew any material Permit;

(j)            authorized, or made any commitment with respect to, or otherwise incurred capital expenditures outside of the ordinary course of business consistent with past practice, other than capital expenditures set forth in the Company’s capital expenditure budget set forth in Schedule 3.7(j) of the Disclosure Schedules or other capital expenditures not in excess of $100,000 individually;

(k)            (i) granted or announced any increase in the salaries, bonuses, incentive compensation, severance, retention or other employee benefits payable by the Company or any of its Subsidiaries to any employee of the Company or its Subsidiaries with a target cash compensation in excess of $120,000 in the aggregate per annum (such Person, a “Highly-Compensated Employee”), except in the ordinary course of business consistent with past practice to any employee of the Company or its Subsidiaries who is not a Highly-Compensated Employee; provided that any such grant or announcement of any payment that is (A) a change of control payment, bonus, retention obligation or similar amount due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, or (B) a termination, severance or similar payment or benefit, shall be included as Transaction Expenses hereunder, (ii) established, adopted, terminated or materially amended any Employee Plan or (iii) taken any action to amend, modify or waive any rights under, accelerate the vesting of or fund or set aside assets to pay any compensation or benefit under, any Employee Plan, in each case other than as required by Law, or the terms of any Employee Plan in effect as of December 31, 2016;

(l)            (i) hired, elected or appointed any Highly-Compensated Employee or (ii) terminated any Highly-Compensated Employee;

(m)          (i) entered into, materially modified or amended, terminated or permitted the lapse of any Lease, except any renewals of existing Leases in the ordinary course of business consistent with past practice, or (ii) acquired any real property;

(n)            (i) made any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP or (ii) written up, written down, or written off the value of any material asset;

(o)            made any material changes in the Company’s or any of its Subsidiaries’ cash management practices, policies and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(p)            announced any intention, entered into any agreement, or otherwise made a commitment to do any of the foregoing.

Section 3.8              Compliance with Law; Permits.

(a)            Each of the Company and its Subsidiaries is, and since January 1, 2015, has been, in compliance in all material respects with all Laws applicable to it.

(b)            Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority or Postal Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects, and there has occurred no material violation of, or default (with or without notice or lapse of time, or both) under any such Permit. All such Permits are valid and in full force and effect and there is not any Action pending, threatened in writing or, to the Knowledge of the Company, orally threatened, which could reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any such Permits, except where such termination, revocation, cancellation, non-renewal or impairment would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c)            The Company and its Subsidiaries, and each of their respective Representatives, has complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, the Corruption of Foreign Public Officials Act, the OECD Anti-Bribery Convention and other applicable Laws regarding the use of funds for bribery.  Neither the Company, its Subsidiaries nor any of their respective Representatives has, for or on behalf of the Company or its Subsidiaries, at any time, (i) made or caused to be made or provided, directly or indirectly, any type of payment, gift, contribution or similar item to a governmental official, political party, or candidate for office for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing an official to use their influence to affect a governmental decision, or (ii) accepted or received any unlawful payments, gifts, contributions or similar items.

(d)            Neither the Company, its Subsidiaries nor any of their respective Representatives has, directly or indirectly, taken any action in violation in any material respect of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable U.S. or foreign Laws.  The Company and its Subsidiaries are not, and, to the Knowledge of the Company, none of their respective Representatives is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).  The Company and its Subsidiaries have not engaged in any business with any Person or in any country where, at the time of such engagement, it was prohibited for a U.S. Person to engage in any business with or under applicable Law or under applicable U.S. sanctions administered by OFAC.

Section 3.9              Litigation.

(a)            There is no Action by or against the Company or any of its Subsidiaries pending, threatened in writing, or, to the Knowledge of the Company, orally threatened, that would, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(b)            There is no material Judgment imposed upon the Company or any of its Subsidiaries, in each case by a Governmental Authority.

Section 3.10           Employee Benefit Plans.

(a)            Schedule 3.10(a) of the Disclosure Schedules sets forth (i) a list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension, severance or other benefit plans, programs or arrangements, that are, or are required to be, maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or Non-Employee Service Provider of the Company or any of its Subsidiaries (collectively, the “Company Personnel”) and (ii) a list of all employment, termination, severance, change in control, retention or other Contracts, agreements or arrangements, pursuant to which the Company or any of its Subsidiaries currently has any obligation with respect to any Company Personnel (clauses (i) and (ii), collectively, the “Employee Plans”).  The Company has provided the Acquiror with (1) a copy of each Employee Plan (or, in the case of any unwritten Employee Plan, a summary of the material terms thereof), including any amendments thereto, which is complete and accurate in all material respects, (2) all current summary plan descriptions for each Employee Plan, and all material modifications thereof, (3) each trust, insurance, annuity or other funding contract relating to any Employee Plan, (4) the most recent audited financial statements and actuarial or other valuation reports, including Form Series 5500 and all schedules and financial statements attached thereto, for each Employee Plan, (5) the most recent IRS or United States Department of Labor (“DOL”) determination letter or opinion letter in respect of each Employee Plan and (6) all material written correspondence to or from the IRS, the DOL or any other Governmental Authority during the last three years with respect to each Employee Plan, as applicable.  No Employee Plan provides employee benefits to any individual classified by the Company or any of its Subsidiaries as a Non-Employee Service Provider.

(b)            (i) Each Employee Plan has been established and maintained in all material respects in accordance with its terms and the requirements of applicable Law (including, in the case of Employee Plans maintained in the United States, ERISA and the Code), (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under each Employee Plan and is not in any material respect in default under or in violation of any Employee Plan, (iii) no material Action (other than claims for benefits in the ordinary course) is pending, threatened in writing or, to the Knowledge of the Company, orally threatened, with respect to any Employee Plan by any Company Personnel and (iv) to the Knowledge of the Company, there is no reasonable basis for any material Action with respect to any Employee Plan.

(c)            Each Employee Plan maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Employee Plan”) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and all amounts required to be paid with respect to each Non-U.S. Employee Plan (whether or not funded or book reserved), including contributions, insurance premiums, levies, debts, Taxes and expenses, have been paid on or before the dates on which they were due.  Neither the Company nor any of its Subsidiaries has been involved in any transaction in which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 apply where any employee had the right to membership in an occupational pension arrangement that provided any benefits that were available other than for old age, invalidity or death.  Neither the Company nor any of its Subsidiaries are liable for any liability arising or payable under Sections 75 or 75A of the United Kingdom Pensions Act 1995.

(d)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(e)            Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to any Employee Plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or is subject to Title IV of ERISA.  All material contributions, premiums and benefit payments under or in connection with each Employee Plan that are required to have been made on or before the date hereof have been timely made or paid.

(f)            Neither the Company, any of its Subsidiaries, any Company Personnel or, to the Knowledge of the Company, any trustee, administrator or other third party fiduciary thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company, its Subsidiaries or any of their ERISA Affiliates or any trustee, administrator or other third party fiduciary thereof to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(g)            None of the Employee Plans provide health care or any other welfare benefits to any Company Personnel after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar U.S. state law or other applicable foreign Law) and the Company has never promised to provide such post termination benefits.

(h)            With respect to each U.S. Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(l) of the Code), (i) such plan has been operated in all material respects in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder and (ii) the document or documents that evidence each such plan have complied with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since January 1, 2009.

(i)            Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated hereby will, directly or in combination with other events, (i) result, separately or in the aggregate, in the payment, vesting, acceleration or enhancement of any compensation or benefit to any Company Personnel, or trigger any other material liability under any Employee Plan, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) cause the Company, the Surviving Corporation, the Acquiror or any of their respective Subsidiaries to transfer or set aside any assets to fund any benefits under any Employee Plan, or

(iii) limit or restrict the right of the Company, the Surviving Corporation, the Acquiror or any of their respective Subsidiaries to amend, terminate or transfer the assets of any Employee Plan.

(j)            The representations and warranties contained in Section 3.6, Section 3.7, Section 3.8, Section 3.15 and this Section 3.10 are the only representations and warranties being made with respect to ERISA.

Section 3.11           Labor and Employment Matters.

(a)            Except as required by applicable Law, the employment of each of the employees of the Company or its Subsidiaries is terminable by the Company or the applicable Subsidiary at will.

(b)            Neither the Company nor any of its Subsidiaries is a party to or has a duty to bargain for or is currently negotiating in connection with entering into, any labor or collective bargaining agreement or other contract with a labor organization or works council representing any employees of the Company or any of its Subsidiaries, and there are no labor organizations or works councils representing, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries.  There has not been in the last five years, and there is not now any pending, threatened in writing, or, to the Knowledge of the Company, orally threatened, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or their respective employees.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor and employment, including fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, visa and required documentation, applicant and employee background checking (i.e., compliance with the Fair Credit Reporting Act and other similar Laws), wages and hours and notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable Law relating to any plant closing or mass layoff (or similar triggering event).  There is no material Action pending, threatened in writing, or to the Knowledge of the Company, orally threatened with respect to any Company Personnel relating to such applicable Laws or relating to any compensation, benefits, breach of any express or implied contract of employment or service, leave of absence, privacy right, labor dispute, retaliation, immigration or discrimination matters, applicant and employee background checking, visa and required documentation, employee privacy or harassment complaints.  The Company and its Subsidiaries are in material compliance with any applicable affirmation action plans and plan requirements.

(c)            The Company and its Subsidiaries are not delinquent with respect to any material payments to any Company Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to them.  The Company and its Subsidiaries are not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Personnel (other than liability for routine payments to be made in the ordinary course of business consistent with past practice).

(d)            There has not been in the last five years, and there is not now pending, threatened in writing, or, to the Knowledge of the Company, orally threatened, any Action relating to (i) the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a Non-Employee Service Provider or as an exempt employee (or, in the case of employees providing services outside of the United States, as excluded from coverage under any applicable overtime requirements) or (ii) any arrangement with any Person involving the leasing of employees or the co-employment of individuals for purposes of providing services to the Company or any of its Subsidiaries.  Each individual classified by the Company or any of its Subsidiaries as a Non-Employee Service Provider has always been properly classified under all applicable Laws and the Company and its Subsidiaries have fully and accurately reported all payments to all such individuals on IRS Form 1099s or as otherwise required by applicable Law.  Schedule 3.11(d) of the Disclosure Schedules lists any filings made by the Company or any of its Subsidiaries under the IRS’ Voluntary Classification Settlement Program.

Section 3.12           Insurance.  Schedule 3.12 of the Disclosure Schedules sets forth an accurate and complete list of all insurance policies, including policies in a captive insurance company, if applicable, self-insurance arrangements and surety bonds currently in effect and in effect since September 1, 2012, with respect to the Company and its Subsidiaries.  With respect to each such insurance policy there are no agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person other than customary indemnification arrangements with directors, officers and employees of the Company and its Subsidiaries and arrangements in the ordinary course of business to add a third party as an additional insured under the insurance policies of the Company and its Subsidiaries.  With respect to each such insurance policy, (i) all premiums with respect thereto are currently paid and the policy is binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (ii) none of the Company nor any of its Subsidiaries is in breach or default in any material respect under the policy and, to the Knowledge of the Company, no event has occurred which, with notice of lapse of time, would constitute a breach or default or permit termination of modification of the policy, (iii) the Company has not received any written notice of cancellation or non-renewal of the policy and (iv) the consummation of the transactions contemplated by this Agreement will not cause a breach, termination, modification or acceleration of the policy.

Section 3.13           Real Property.

(a)            Neither the Company nor its Subsidiaries currently owns, or at any time has owned, any real property.

(b)            Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee or current occupant (if different from lessee) pursuant to the Lease of each parcel of Leased Real Property.  The Company has provided the Acquiror with copies of each of the Leases (together with any guaranties in connection therewith or amendments and modifications thereto) which are complete and accurate in all material respects, and no such Lease has been assigned, or materially modified, amended or supplemented.

(c)            The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, pursuant to its respective Lease, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed to date under each Lease and are not in material breach thereof or default thereunder and, to the Knowledge of the Company, no counterparty to any Lease is, as of the date of this Agreement, in material breach thereof or default thereunder, nor to the Knowledge of the Company has any material breach or default pursuant to any Lease occurred in the past 12 months.  Neither the Company nor any of its Subsidiaries has given or received any written notice that any material breach or default exists under any Lease, or given or received written notice of material breach or default pursuant to any covenant, condition, restriction, right-of-way, easement or other Encumbrance affecting any part of the Leased Real Property, and to the Knowledge of the Company, there is no fact or condition which would constitute any such material breach or default.

(d)            The Leased Real Property is the only real property leased, subleased or occupied by the Company and its Subsidiaries.  Except as set forth on Schedule 3.13(d) of the Disclosure Schedules, the Leased Real Property is occupied exclusively by the Company and its Subsidiaries, and there is no lease, sublease, license or occupancy agreement affecting any Leased Real Property other than the applicable Lease.  The Company and its Subsidiaries use and occupy the Leased Real Property exclusively for the conduct of the business.

(e)            Except as set forth on Schedule 3.13(e) of the Disclosure Schedules, there are no other material agreements (including, but not limited to, subordination, non-disturbance and attornment agreements) materially affecting the Leased Real Property, between any third party and the Company or its Subsidiaries.  There are no (i) material rights or powers of entry or possession in favor of any third party currently pending or being enforced or (ii) outstanding written complaints, notices or orders, in either case, which would reasonably and materially affect the use, occupancy and operation of the applicable Leased Real Property.

(f)            The Leased Real Property is adequate and suitable in all material respects for its present and intended uses, free of material defects, in good operating condition and repair, structurally sound and has been reasonably maintained consistent standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).  The Leased Real Property, and its continued use, occupancy and operation as currently used, occupied or operated, does not constitute a non-conforming use under applicable building, zoning, subdivision, land use or similar applicable Laws.  There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened in writing affecting any Leased Real Property or any portion thereof or interest therein.

(g)            Except for the Leased Real Property, neither the Company nor any of its Subsidiaries occupies, is legally obligated for, has an interest in, or otherwise uses any other real property in the conduct of the business, nor does the Company or any of its Subsidiaries have any obligation to acquire any such interests.  Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein.

(h)           There are no Contracts, including but not limited to any service Contracts, that if terminated would grant any party the right to either (i) terminate any Lease affiliated with any such Contract or (ii) assign any such affiliated Lease to a new third party lessee without the consent of the Acquiror, as successor lessee to the Company or its Subsidiaries, the effect of which in either instance would be the loss of the leasehold interest in the applicable Leased Real Property.

(i)            Neither the Company nor any of its Subsidiaries has received notice (written or oral) from any counterparty to any Lease of such Person’s intent not to renew or extend the term of such Lease upon expiration.

(j)            The Company has (i) reached an agreement with the landlord of the Leased Real Property set forth on Schedule 3.13(j)(i) of the Disclosure Schedules to amend the date of the landlord’s and the Company’s Lease termination right in the event the landlord has not acquired fee title to the premises from November 15, 2018 to November 15, 2017, (ii) taken affirmative action to explore the potential of a term extension with respect to each of the Leased Real Properties set forth on Schedule 3.13(j)(ii) of the Disclosure Schedules and (iii) been notified by the sub-landlord of the Leased Real Property set forth on Schedule 3.13(j)(iii) of the Disclosure Schedules that such sub-landlord has renegotiated with the prime landlord a five year renewal of the Company’s Lease at a rate per square foot as set forth on Schedule 3.13(j)(iv) of the Disclosure Schedules, which rate shall escalate on an annual basis.

Section 3.14           Intellectual Property.

(a)            Schedule 3.14(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Marks”), Schedule 3.14(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”) and Schedule 3.14(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”), and in each of the foregoing identifying (i) the name of applicant or registrant and current owner, (ii) the jurisdiction of application or registration, (iii) the application or registration number and (iv) where applicable, the domain name registrar and expiration date.  Since, January 1, 2015, no Company Registered IP has been involved in any interference, reissue, reexamination, opposition, inter partes review, cancellation or other proceeding nor is any of the foregoing, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in which the validity, enforceability, inventorship or ownership of any Company Registered IP is being or has been contested or challenged.  The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable.  All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.

(b)            The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of the Company, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property enter into non-disclosure and invention assignment agreements in the Company’s standard forms.  Except as set forth on Schedule 3.14(b) of the Disclosure Schedules, all Company Personnel, as a matter of course, and any Person commissioned by the Company or its Subsidiaries who, either alone or with others, creates, develops, invents or has created, developed or invented any Company IP has entered into a written agreement with the Company or its Subsidiaries that requires such employee or Person to disclose and assign such Company IP to the Company or its Subsidiaries, as the case may be.

(c)            The Company and its Subsidiaries own and possess all right, title and interest in and to, or have a license to use, all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances.  All tangible materials embodying Intellectual Property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted are owned by the Company or such Subsidiary or have been licensed to the Company or such Subsidiary by the third party from which the Company or such Subsidiary obtained such materials.

(d)            Schedule 3.14(d) of the Disclosure Schedules sets forth each license agreement pursuant to which the Company or any of its Subsidiaries licenses in any material Intellectual Property (each an “In-bound License”) or licenses out any material Company IP, other than non-exclusive licenses to Company IP contained in customer contracts entered into in the ordinary course of business consistent with past practice; provided, that In-bound Licenses shall not include commercially available off-the-shelf software entered into in the ordinary course of business consistent with past practice.

(e)            Schedule 3.14(e) of the Disclosure Schedules contains a list of the material Company Software, which is accurate and complete in all material respects, including for which the Company remains responsible for any reason (e.g., maintenance, support, etc.), and indicates any such Company Software which is not solely and exclusively owned by the Company or any of its Subsidiaries.

(f)            To the Knowledge of the Company, none of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology or materials used in connection therewith, infringes upon or misappropriates any Intellectual Property of any third party, which infringement or misappropriation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and the Company has not received within the prior 24 months any written notice asserting that any such infringement or misappropriation has occurred.  To the Knowledge of the Company, no third party is misappropriating or infringing any material Company IP in a manner that would reasonably be expected to have a Material Adverse Effect.  As of the date of this Agreement, no Action is pending or threatened in writing against the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries relating to any actual, alleged or suspected infringement or misappropriation or other violation of any Intellectual Property of another Person or to any Company IP, and no other written Intellectual Property license offers or other written communications identifying Intellectual Property that may be relevant to Company IP have been received by Company or any of its Subsidiaries.

(g)            To the Knowledge of the Company, the IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and (ii) within the prior 24 months, have not malfunctioned or failed in a manner that would reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.  To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets that resulted in the disclosure or loss of any material Trade Secrets.

(h)            The operation of the business of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, and the Company and its Subsidiaries have used commercially reasonable efforts to protect the secrecy of all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or its Subsidiaries, is capable of identifying an individual) (“Personal Data”) that the Company, its Subsidiaries or any Person acting on their behalf collect, store, use or maintain for the operation of the business of the Company and its Subsidiaries and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data by any other Person and, to the Knowledge of the Company, no Person has made any illegal or unauthorized use, and there has been no loss or disclosure, of any Personal Data that was collected by or on behalf of the Company or its Subsidiaries.

(i)            Except as disclosed in Schedule 3.14(i) of the Disclosure Schedules (showing in each case the governing license and the product or service in which the Open Source Software is used), to the Knowledge of the Company, the Company Software does not contain any Open Source Software, and no Open Source Software has been incorporated into any Company Software that would in any way obligate the Company or any of its Subsidiaries to (i) disclose to any Person the source code for any such Company Software, (ii) permit any Person the right to make derivative works based upon any Company Software or (iii) permit any Person to redistribute any Company Software at no or minimal charge.  The Company and its Subsidiaries are in compliance in all material respects with the license terms and conditions each of the Open Source Software programs set forth in Schedule 3.14(i) of the Disclosure Schedules and, to the Knowledge of the Company, have not linked (or otherwise combined) two or more components of Open Source Software that are governed by licenses that are incompatible.

Section 3.15           Taxes.  Except as reflected in Schedule 3.15 of the Disclosure Schedules:

(a)            All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed in the manner prescribed by applicable Law (taking into account any validly obtained extension of time to file), and such Tax Returns are true, complete and correct in all material respects.  All amounts shown on such Tax Returns to be due and all other material amounts of Taxes of the Company and its Subsidiaries, whether or not shown to be payable on such Tax Returns, have been timely paid.  Schedule 3.15(a) of the Disclosure Schedules accurately and completely sets forth the amounts and dates of all payments of estimated federal and state Income Taxes of the Company and its Subsidiaries for the Short 2017 Period.

(b)            Each of the Company and its Subsidiaries has withheld and paid over to the proper taxing authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)            The Company has established, in the ordinary course of business and in accordance with GAAP, consistently applied, reserves on the Financial Statements adequate for the payment of all material Taxes payable by or on behalf of the Company and its Subsidiaries. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the Financial Statements and the Interim Financial Statements, materially exceed the reserve for Tax Liabilities on the face of the Financial Statements or Interim Financial Statements, as applicable, and (ii) do not materially exceed that reserve as that reserve is adjusted for the passage of time in accordance with the past practice and custom of the Company.

(d)            There are (i) no current examinations or audits of or with respect to the Company or its Subsidiaries relating to Taxes and (ii) no written notice of a claim or pending investigation has been received by the Company or any of its Subsidiaries in the past three years from any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that such Company or Subsidiary is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. No extension or waiver of the limitation period or other extension of time applicable to any Tax Returns of or with respect to Taxes of the Company or any of its Subsidiaries has been requested or granted or is currently in effect.

(e)            There is no Action pending, threatened in writing or, to the Knowledge of the Company, orally threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.  No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(f)            There are no Encumbrances for Taxes on the assets of the Company or any of its Subsidiaries (other than Encumbrances for Taxes not yet due and payable).

(g)            Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent, or (ii) incurred any liability for the Taxes of any Person (other than the Company or any its Subsidiaries under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h)            Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(i)            The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)            Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k)            Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements with third parties made in the ordinary course of business and that do not relate primarily to Taxes).

(l)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date, (ii) change in, or use of, an improper method of accounting for a Pre-Closing Tax Period, (iii) prepaid amount (other than deferred amounts reflected in the Financial Statements or accrued thereafter in the ordinary course of business consistent with past practice) received on or prior to the Closing Date or (iv) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date.

(m)            Neither the Company nor any of its Subsidiaries is or has been party to or bound by any loan, obligation or similar arrangement that is treated as “United States property” under Section 956(c) of the Code.

(n)            The representations and warranties contained in Section 3.4(b), Section 3.10, Section 3.11(d) and this Section 3.15 are the only representations and warranties being made with respect to Taxes.

Section 3.16           Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are and, since January 1, 2011, have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are and have been in compliance in all material respects with all Environmental Permits for their respective operations as currently conducted and none of the Company nor any of its Subsidiaries has received any written notice alleging it has violated or may have liability under, or any currently outstanding written request by any Governmental Authority for information pursuant to, any Environmental Law; (ii) there are no Actions alleging violation of or liability pursuant to any Environmental Law pending, threatened in writing, or to the Knowledge of the Company, orally threatened against the Company or any of its Subsidiaries; (iii) there has been no Release of or exposure to any Hazardous Material, and, to the Knowledge of the Company, there are no other facts or conditions, that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law; (iv) none of the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law; (v) to the

Knowledge of the Company, there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about and the Company does not store, generate or dispose of Hazardous Materials, at, on, under or about any Leased Real Property; and (vi) the Company has provided the Acquiror with accurate and complete copies, in all material respects, of all Phase I and Phase II site assessments and, to the extent completed since January 1, 2015, all other environmental, health and safety audits, assessments and remedial reports relating to the Leased Real Property or the operations or the Company or its Subsidiaries, in each case in their respective possession.

(b)                The representations and warranties contained in Section 3.6, Section 3.7, Section 3.8 and this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or the Subsidiaries.

(c)                For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws relating to pollution or to the protection of the environment, natural resources, human health and safety or endangered or threatened species;

(ii)            “Environmental Permits” means all Permits required under any Environmental Law;

(iii)            “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls, hazardous or toxic substances and any other material, substance or waste that is regulated or may result in liability under any Environmental Law; and

(iv)            “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

Section 3.17               Material Contracts.

(a)                Schedule 3.17(a) of the Disclosure Schedules lists each of the following Contracts of the Company and its Subsidiaries (such Contracts and agreements as described in this Section 3.17(a) being “Material Contracts”):

(i)            Contracts that provide for payment or receipt by the Company or any of its Subsidiaries of more than $2,500,000 per year, including any Contracts with the Top Customers (provided, that for the purposes of this Section 3.17(a)(i), the references to “50” in the definition of “Top Customer” shall be deemed references to “20”), and the Top Suppliers;

(ii)            Contracts for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or businesses (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations (including indemnification, guarantee, “earn-out” or other similar contingent obligations) as of the date of this Agreement;

(iii)            Contracts (A) relating to any Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), other than Indebtedness for an amount less than $1,000,000, (B) relating to any Retained Indebtedness, or (C) mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any material assets of the Company or its Subsidiaries;

(iv)            Contracts that limit in any material respect, or purport to limit in any material respect, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or containing a right of first refusal, right of first negotiation, right of first offer or option, most-favored-nation provision, non-solicit restrictions or exclusive right in favor of any other Person;

(v)            Contracts with any Governmental Authority;

(vi)            Contracts that require the Company or any of its Subsidiaries to purchase or utilize all or a specified amount of their requirements for a specified good or service;

(vii)            Joint venture, or any material partnership or similar agreements or arrangements;

(viii)            Contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for fixed compensation in excess of $250,000 per annum;

(ix)            written bonus, pension, profit sharing, retirement or other form of deferred compensation plans, other than as described in Section 3.10 or the related Disclosure Schedule;

(x)            Settlements or similar Contracts that impose obligations on the Company or any of its Subsidiaries after the date of this Agreement that are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xi)            Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rent exceeds $200,000;

(xii)            Contracts between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Littlejohn Party, on the other hand, but excluding for the avoidance of doubt, (1) any Contracts between the Company and any of its Subsidiaries or between two or more of its Subsidiaries or (2) Contracts that relate to the employment of any Littlejohn Party; and

(xiii)            Contracts that relate to the future disposition or acquisition of stock or material assets by the Company or any of its Subsidiaries, or any merger or business combination with respect to the Company or any of its Subsidiaries (other than this Agreement or any Ancillary Agreement).

(b)            Each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, in each case, in all material respects.  None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, the counterparties thereto, is in material breach of, or default under, any Material Contract to which it is a party in any material respect.  Copies of all Material Contracts, together with all amendments thereto and related statements of work or similar documents, have been provided to the Acquiror and are accurate and complete in all material respects.

Section 3.18           Title to Assets.  The Company and its Subsidiaries have good and marketable title to all of the material assets owned by them, and have a valid leasehold interest in all material assets leased by them, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.19           Customers and Suppliers.

(a)            Schedule 3.19(a) of the Disclosure Schedules sets forth a correct and complete list of (i) the 50 largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenues generated during the 12 month period ended July 29, 2017 and (ii) any customers who would be listed under clause (i) based on annualized revenues generated during the fiscal year to date period ended July 29, 2017 (the customers referred to in clauses (i) and (ii) being the “Top Customers”), and the amount of revenues and volumes attributable to each such Top Customer during that period. Schedule 3.19(a) also sets forth the amount of revenues and volumes attributable to each Top Customer during the fiscal years ended December 31, 2016 and January 2, 2016.

(b)            Schedule 3.19(b) of the Disclosure Schedules sets forth a correct and complete list of (i) the top 20 vendors or suppliers of the Company and its Subsidiaries, on a consolidated basis, based on expenditures made during the 12 month period ended July 29, 2017 and (ii) any vendors or suppliers who would be listed under clause (i) based on annualized expenditures made during the fiscal year to date period ended July 29, 2017 (the vendors and suppliers referred to in clauses (i) and (ii), together with, for the avoidance of doubt, any Postal Authority, being the “Top Suppliers”), and the amount of the expenditures attributable to each such Top Supplier during that period. Schedule 3.19(b) also sets forth the amount of expenditures attributable to each Top Supplier during the fiscal years ended December 31, 2016 and January 2, 2016.

(c)            Since January 1, 2017, neither the Company nor any of its Subsidiaries has received, from any Top Customer (provided, that, for purposes of this Section 3.19(c), the references to “50” in the definition of “Top Customer” shall be deemed to be references to “20”) or Top Supplier, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Top Customer’s or Top Supplier’s relationship with the Company or any of its Subsidiaries, or (ii) indicating lack of compliance with the terms of any Contracts with such Top Customers or Top Suppliers. There has not been a material decrease in business with, or revenue from, any Top Customer since January 1, 2017 that, to the Knowledge of the Company, occurred as a result of such Top Customer’s use of an alternative provider or such Top Customer taking such services in-house.  Neither the Company nor any of its Subsidiaries is engaged in a dispute with any Top Customer that would reasonably be expected to result in a material decrease in business with, or revenue generated from, such Top Customer.

(d)            Neither the Company nor any of its Subsidiaries has granted any Top Customers or Top Suppliers any material discounts, credits or rebates that apply to any period following the Closing, other than in the ordinary course of business consistent with past practice.

Section 3.20           Postal Representations. The Company and each of its Subsidiaries has (a) complied, in all material respects, with all applicable Laws, directives, authorizations of or issued by, or any Contracts with, any Postal Authority, (b) received no written, or to the Knowledge of the Company, oral communications from any Postal Authority, indicating lack of compliance in any material respect with any applicable Law or directive of or Permits issued by any Postal Authority or to any potential revocation of such Permits, (c) maintained all records and data required to be maintained by any Postal Authority, in all material respects, including maintaining sufficient records so it can identify the places from which customer packages are sent and (d) received and holds all Permits from any Postal Authority necessary to carry on its business as currently conducted, which Permits are in full force and effect, and is not in default or violation of any such Permits and is in good standing with all applicable Postal Authorities. There is no proceeding or disciplinary action (including fines), or to the Knowledge of the Company, investigation currently pending, threatened in writing, or to the Knowledge of the Company, orally threatened against, the Company or any of its Subsidiaries by a Postal Authority.

Section 3.21           Related Party Interests. No Littlejohn Party has any material interest in any property used in the business of the Company or any of its Subsidiaries, or any material claim or right against the Company or any of its Subsidiaries or any direct or indirect material interest in any transaction with the Company or any of its Subsidiaries.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, all Contracts with any Related Parties are the result of an arms-length negotiation and on terms not materially less favorable to the Company and its Subsidiaries than terms agreed to with similarly situated Persons in the ordinary course of business consistent with past practice.

Section 3.22           Brokers.  Except for Goldman, Sachs & Co., the fees, commissions and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.23           No Other Representations or Warranties.  The Company acknowledges and agrees that neither the Acquiror, Sub nor any of their Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in Article IV hereof, and the Acquiror hereby disclaims any such other representations or warranties.  The Company has not relied and is not relying on any statement, representation or warranty, whether oral or written, express or implied, made by the Acquiror or any of its Affiliates or Representatives, except as expressly set forth in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR AND SUB

The Acquiror and Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, except in the case of representations and warranties that are made as of a specified date, as follows:

Section 4.1              Organization and Qualification.  Each of the Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2              Authority.  Each of the Acquiror and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Acquiror and Sub of this Agreement and the consummation by the Acquiror and Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of the Acquiror and Sub, and will be approved by the Subsidiary of the Acquiror that is the sole stockholder of Sub (the “Sub Stockholder Approval”) promptly following the execution of this Agreement.  Except for obtaining the Sub Stockholder Approval, no other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby or to comply with the provisions hereof and no other vote or approval of the holders of the capital stock of the Acquiror or any of its Subsidiaries is necessary to approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Acquiror and Sub, as applicable and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3              No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and the consummation of the transactions contemplated hereby and the performance by them of their respective obligations hereunder do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Sub, (ii) conflict with or violate any Law applicable to the Acquiror or Sub or by which any property or asset of the Acquiror or Sub is bound or affected, or (iii) assuming the accuracy of the representations and warranties of the Company in Section 3.3(a), conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to any Contract to which the Acquiror or Sub is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Assuming the accuracy of the representations and warranties of the Company in Section 3.3(b), the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement or the consummation of the transactions contemplated hereby and the performance by them of their respective obligations hereunder, except (i) for any filings required to be made under the HSR Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or (v) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.

Section 4.4              No Prior Activities.  Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.5              Financing.  The Acquiror (a) has sufficient funds, available lines of credit or other sources of readily available funds and (b) at the Closing shall have sufficient funds, in each case, to permit the Acquiror or Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and to pay all related fees and expenses.  Notwithstanding anything to the contrary contained herein, the Acquiror and Sub acknowledge and agree that their obligations to effect the Merger are not contingent on the ability to obtain any third party financing.

Section 4.6              Brokers.  Except for Citigroup Global Markets Inc., the fees, commissions and expenses of which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Sub.

Section 4.7              Acquiror’s Investigation and Reliance.  The Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiror together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Acquiror and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby.  Neither the Company nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company or any of its Subsidiaries contained herein or made available in connection with the Acquiror’s investigation of the Company, except as expressly set forth in Article III, Section 8.21 and the Stockholder Consents and Agreements, Letters of Transmittal and the Restrictive Covenant Agreements, and the Company and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except with respect to Fraud and as set forth in this Agreement or in the Ancillary Agreements.  The Acquiror has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or Representatives, except as expressly set forth in Article III, Section 8.21 and the Stockholder Consents and Agreements, Letters of Transmittal and the Restrictive Covenant Agreements.  Except with respect to Fraud or as otherwise set forth herein or in the Ancillary Agreements, neither the Company nor any of its Affiliates or Representatives shall have any liability to the Acquiror or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Acquiror, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries.  The Acquiror acknowledges that, should the Closing occur, the Acquiror shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III, Section 8.21 and the Stockholder Consents and Agreements, Letters of Transmittal and the Restrictive Covenant Agreements.

Section 4.8              No Other Representations or Warranties.  The Acquiror and Sub acknowledge and agree that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as otherwise expressly set forth in Article III, Section 8.21 and the Stockholder Consents and Agreements, Letters of Transmittal and the Restrictive Covenant Agreements, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V
COVENANTS

Section 5.1              Conduct of Business Prior to the Closing.  Except as otherwise required by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Acquiror shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact in all material respects their business organization, keep available the services of its officers and key employees, and to preserve in all material respects the present commercial relationships with key Persons with whom they do business.  Except as otherwise required by this Agreement or as set forth on Schedule 5.1 of the Disclosure

Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries will:

(a)            amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)            issue, deliver, transfer, pledge, grant, dispose of, encumber or otherwise sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, equity interests or securities, except in connection with the exercise of the Options that are outstanding as of the date hereof in accordance with their terms as in effect as of the date hereof;

(c)            declare, set aside, make or pay any non-cash dividends or other distributions (whether in stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(d)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities or make any other change with respect to its capital structure;

(e)            acquire any interest in any corporation, partnership, limited liability company, other business organization or division thereof, other than any marketable securities to the extent convertible by the Company or any of its Subsidiaries to cash within 30 days of the date of acquisition, or any material assets;

(f)            except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(g)            incur, issue, grant, create, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue any debt securities in excess of $250,000 in aggregate, other than any borrowings under the Company’s Existing Credit Facilities; provided, that notice shall be given to the Acquiror before making any such borrowing;

(h)            permit any of their assets to become subject to any Encumbrance (other than any Permitted Encumbrance);

(i)            commence, discharge, release or settle any Action involving an amount in excess of $100,000, equitable relief or relief other than for money damages;

(j)            forgive, cancel or compromise any material debt or claim, or assign, waive or release any right or benefit of material value;

(k)            sell, transfer, lease, abandon, allow to lapse or otherwise dispose of any material assets or property of the Company or any of its Subsidiaries, except for the sale or disposal of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

(l)            (i) modify, amend, renew, extend or terminate any Material Contract, other than any modifications, amendments, renewals or extensions (A) with any customer that is not a Top Customer and with terms that are not less favorable to the Company and its Subsidiaries than the existing Material Contract so being modified, amended, renewed or extended (provided, that, for purposes of this clause (A), the references to “50” in the definition of “Top Customer” shall be deemed to be references to “20”), or (B) with any supplier or vendor if (1) such modification, amendment, renewal or extension would not result in any increase in the pricing paid or expenditures owed to such supplier or vendor, and (2) the terms of such modification, amendment, renewal or extension would not require such Contract to be listed as a “Material Contract” pursuant to Section 3.17(iv) or Section 3.17(vi) if such Contract, as so modified, amended, renewed or extended, had been entered into prior to the date hereof, (ii) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any customer or vendor Contracts containing terms, including with regards to pricing, not less favorable to the Company and its Subsidiaries than terms agreed to with similarly situated Persons in the ordinary course of business consistent with past practice, (iii) engage in any transaction with a Littlejohn Party other than those transactions expressly contemplated by this Agreement, or (iv) engage in any transaction with any other Related Parties, other than (A) ordinary course transactions with Company Personnel relating to the employment or services rendered by the same, consistent with past practices and not prohibited by any other clause of this Section 5.1 and (B) any transactions that are the result of an arms-length negotiation and on terms not materially less favorable to the Company and its Subsidiaries than terms agreed to with similarly situated Persons in the ordinary course of business consistent with past practice;

(m)            grant any material discounts, credits or rebates to any customer or supplier other than in the ordinary course of business consistent with past practice;

(n)            permit to expire or fail to timely renew any material Permit;

(o)            authorize, or make any commitment with respect to, or otherwise incur capital expenditures outside of the ordinary course of business consistent with past practice, other than capital expenditures set forth in the Company’s capital expenditure budget or other capital expenditures not in excess of $20,000 individually;

(p)            (i) grant or announce any increase in the salaries, bonuses, incentive compensation, severance, retention or other employee benefits payable by the Company or any of its Subsidiaries, except to any employee of the Company or its Subsidiaries who is not a Highly-Compensated Employee in the ordinary course of business consistent with past practice; provided that the foregoing will not prohibit any grant or announcement of any payment that is (A) a change of control payment, bonus, retention obligation or similar amount due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, or (B) a termination, severance or similar payment or benefit,  to the extent, in each case, included as a Transaction Expense hereunder, (ii) establish, adopt, terminate or materially amend any Employee Plan (or any plan, program or arrangement that would constitute an Employee Plan had it been in effect as of the date of this Agreement) or (iii) take any action to amend, modify or waive any rights under, accelerate the vesting of or fund or set aside assets to pay any compensation or benefit under, any Employee Plan, in each case other than (A) as required by Law, or the terms of any Employee Plan in effect as of the date hereof or (B) grants of any bonuses or other compensation so long as such amounts are included as Transaction Expenses hereunder;

(q)            (i) hire, elect or appoint any Highly-Compensated Employee or (ii) terminate the employment or service of any Highly-Compensated Employee other than (1) due to such Highly-Compensated Employee’s death or disability, or (2) for cause (as determined by the Company in good faith in the ordinary course of business);

(r)            (i) enter into, modify, amend, terminate or permit the lapse of any Lease, except any renewals of existing Leases (other than the Leases set forth on Schedule 5.1(r)(i) of the Disclosure Schedules) in the ordinary course of business consistent with past practice, (ii) approve, or otherwise provide consent to another Person to begin to implement, or waive review, approval or any other rights regarding any specifications or plans regarding the Lease set forth on Schedule 5.1(r)(ii) of the Disclosure Schedules, or (iii) acquire any real property;

(s)            (i) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP, or (ii) write up, write down or write off the value of any material asset;

(t)            (i) transfer ownership, or grant any license or other rights, to any Person of or in respect of any Company IP, other than grants of non-exclusive licenses pursuant to license agreements in the ordinary course of business consistent with past practice, or (ii) abandon, allow to lapse or fail to maintain any material Company IP;

(u)            make any material changes in the Company’s or any of its Subsidiaries’ cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(v)            enter into any material new lines of business or withdraw from any existing lines of the Business;

(w)            except to the extent required by applicable Law, make or change any material Tax election, change any Tax accounting period, change or consent to any change in any Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement, surrender any right to claim a refund of a material amount of Taxes, settle or compromise any claim, Action or proceeding relating to a material amount of Taxes, request any material Tax ruling, or waive or extend or consent to any extension or waiver of the statute of limitations period applicable to any income or other material Tax claim, proceeding or assessment; or

(x)            announce an intention, enter into any agreement, or otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose; provided, that the Company and its Subsidiaries shall have sufficient Cash on the Closing Date to operate the business of the Company and its Subsidiaries for two Business Days following the Closing Date in substantially the same manner as presently conducted and as currently proposed by the Company and its Subsidiaries to be conducted.

Section 5.2              Covenants Regarding Information.

(a)            From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall (i) afford the Acquiror and its Representatives (including, for purposes of this Section 5.2, any underwriters and financing sources) and any insurers and underwriters in respect of the R&W Insurance Policy reasonable access to the Representatives, employees, properties, assets, offices, plants and other facilities, and to all existing books, Contracts, projections, plans, records, filings, submissions, Tax Returns, work papers, records and other documents and information of the Company and its Subsidiaries, and (ii) furnish the Acquiror with such financial, operating and other data and information as the Acquiror may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Acquiror’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere unreasonably with the normal operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Acquiror or its Representatives if the Company determines, in its reasonable judgment after consultation with outside legal counsel, that (A) such disclosure would jeopardize any attorney-client or other legal privilege, (B) such disclosure would contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date hereof or (C) such information is pertinent to any Action in which the Company or any of its Affiliates, on the one hand, and the Acquiror or any of its Affiliates, on the other hand, are adverse parties. The Company and its Subsidiaries will each use commercially reasonable efforts to make appropriate substitute arrangements and obtain consents to permit reasonable disclosure under circumstances in which the restrictions in the preceding sentence apply.

(b)            In order to facilitate the resolution of any claims made against or incurred by the Stockholders (as they relate to the Company and its Subsidiaries), the Acquiror shall cause the Surviving Corporation to (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing for the applicable period required by the Acquiror’s record retention policies and (ii) for a period of seven years after the Closing, afford the Stockholder Representative, upon reasonable notice, reasonable access (including the right to make, at the Stockholder Representative’s expense, photocopies) to such books and records retained in accordance with clause (i) solely for such purpose; provided, however, that (x) any such access or furnishing of information shall be conducted at the applicable Stockholder Representative’s expense, during normal business hours, under the supervision of the Surviving Corporation’s personnel and in such a manner as not to interfere unreasonably with the normal operations of the Surviving Corporation, (y) such access shall be subject to the Equityholders’

obligations to keep such information confidential pursuant to Section 8.21 and shall be limited to information required in connection with the resolutions of such claims and (z) the Surviving Corporation shall not be required to disclose any information (I) if the Surviving Corporation determines, in its reasonable judgment after consultation with outside legal counsel, that such disclosure would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date hereof, (II) if the parties are adverse parties in any Action and such information is pertinent thereto, or (III) that should not be disclosed due to its competitively sensitive nature. The Company and its Subsidiaries will each use commercially reasonable efforts at the expense of the Stockholder Representative to make appropriate substitute arrangements and obtain consents to permit reasonable disclosure under circumstances in which the restrictions in the preceding sentence apply.

Section 5.3              Stockholder Consent.  (a) As soon as practicable following the date of this Agreement, the Company shall take all action necessary in accordance with the DGCL and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of the Company’s Stockholders for Stockholders to obtain the Company Stockholder Approval or solicit the written consent of Stockholders with respect thereto, and to obtain executed Restrictive Covenant Agreements and Stockholder Consent and Agreements from the Persons set forth on Schedule 5.3(a) of the Disclosure Schedules.

(b)            Promptly following, but in no event more than five Business Days after, receipt of the written consents pursuant to clause (a), the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute a written consent in accordance with Section 228(e) of the DGCL and the bylaws of the Company.  The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL, and shall be sufficient in form and substance to start the 20-day period during which a Stockholder must demand appraisal of such Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.3 will be subject to the Acquiror’s advance review and reasonable approval.

Section 5.4              Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other parties in writing (and will subsequently keep the other informed on a current basis of any material developments related to such notice) of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied.

Section 5.5              Takeover Statutes.  If any state Takeover Statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each of the Company and the Acquiror and their respective board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.6              Stock Option Plan.  Prior to the Effective Time, the Company shall take any actions necessary or appropriate under the NGS Holdings, Inc. Equity Incentive Plan to provide that, (i) at the Effective Time, each then outstanding In-the-Money Option shall terminate and the holder thereof shall have the right to receive the consideration set forth in Section 2.9 in respect thereof and each then-outstanding Out-of-the-Money Option shall be cancelled without consideration and shall be of no further force and effect and (ii) following the Effective Time, no Company Personnel shall have any right under the NGS Holdings, Inc. Equity Incentive Plan or any other Employee Plan to acquire any capital stock of the Company or any of its Subsidiaries or any other equity interest therein.

Section 5.7              Employee Benefits.

(a)            The Acquiror shall provide, or cause to be provided, to the employees of the Company and its Subsidiaries who are employed in the United States (the “Affected Employees”), for a period of one year following the Effective Time, compensation and employee benefits that in the aggregate are at least comparable to those currently provided by the Company and its Subsidiaries to such employees, and the Acquiror shall cause to be provided to any Affected Employee who is terminated during such one-year period following the Effective Time severance benefits at least comparable to those currently provided by the Company and its Subsidiaries to similarly situated employees as set forth in Schedule 5.7(a) of the Disclosure Schedules.  From and after the Effective Time, the Acquiror shall cause the Surviving Corporation and its Subsidiaries, as applicable, to honor the terms of existing employment, severance, change of control and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement and as such agreement may be amended from time to time in accordance with its terms.

(b)            The Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries.  In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, the Acquiror shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan.  The Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates for purposes of determining eligibility to participate, level of benefits and vesting (but not for purposes of (A) early retirement eligibility and (B) benefits accruals under any defined benefit pension plan) under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services and no such service shall be recognized for purposes of any employee benefit plan, policy, program or arrangement that is grandfathered or frozen with respect to levels of benefits or participation.

(c)            If requested by the Acquiror in writing at least five Business Days prior to the Closing Date, the Company shall, or shall cause its Subsidiaries to, terminate any and all Employee Plans intended to qualify under Section 401(k) of the Code (the “401(k) Plan(s)”), effective not later than the Business Day immediately preceding the Closing Date. In the event that the Acquiror requests that such 401(k) Plan(s) be terminated, the Company shall provide the Acquiror with evidence that such 401(k) Plan(s) have been terminated pursuant to resolution of the Company’s board of directors not later than two Business Days immediately preceding the Closing Date. In such event, the Acquiror shall permit Affected Employees with account balances under the 401(k) Plan(s) to directly roll over their entire accounts (including any loan notes) to a tax-qualified defined contribution plan maintained by the Acquiror or an Affiliate so long as such direct rollover is elected by the applicable Affected Employee in accordance with applicable Law (and, in the case of loan notes, so long as such loan notes are permitted under the terms of Acquiror’s or its Affiliate’s tax qualified defined contribution plan).

(d)            Nothing contained in this Section 5.7 shall be construed to (i) create any third party beneficiary rights in any Company Personnel (including any dependent or beneficiary thereof), including in respect of continued employment for specified period or compensation, benefits or other terms and conditions of employment that may be provided by the Acquiror, the Surviving Corporation or any of their Subsidiaries or under any employee benefit plans they maintain, (ii) require the Acquiror or the Surviving Corporation to continue any specific employee benefit plans be treated as an establishment, adoption or amendment of any particular employee benefit plan, or (iv) prevent the Acquiror, the Surviving Corporation or any of their Subsidiaries from amending or terminating any of their benefit plans or any Employee Plan in accordance with its terms.

Section 5.8              Confidentiality.  Each of the parties shall hold, and shall cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the non-disclosure agreement dated May 5, 2017, as amended on July 14, 2017 between the Acquiror and the Company (together, the “Non-Disclosure Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Non-Disclosure Agreement and the obligations of the parties under this Section 5.8 shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Non-Disclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9              Consents and Filings; Further Assurances.

(a)            Each of the parties shall cooperate with each other and use commercially reasonable efforts, subject to Section 5.9(b), to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, waivers, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly (and in no event later than five Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.  The Acquiror shall pay all filing fees and other charges for the filing under the HSR Act by all parties.

(b)            Without limiting the generality of the parties’ undertaking pursuant to Section 5.9(a), the Acquiror agrees to use, during the period prior to the Termination Date, its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law reasonably asserted by any Governmental Authority so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.  In addition, the Acquiror shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.9 shall require the Acquiror to propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, (i) the sale, divesture, licensing or disposition of any of its assets, properties or businesses (or portion thereof) or of the assets, properties or businesses to be acquired by it pursuant hereto, or (ii) any regulatory conditions, undertakings, limitations or behavioral remedies with respect to the Acquiror or any of its Subsidiaries (including after the Closing, the Surviving Corporation) or the ownership or conduct of its business following Closing, and the Company and its Representatives shall not propose or agree to any such consent decree or hold separate order without the Acquiror’s prior written consent.

(c)            Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Non-Disclosure Agreement and the obligation of the Company and its Representatives to keep all such information confidential and to not use such information for any other purpose, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Non-Disclosure Agreement and the obligation of the Company and its Representatives to keep all such information confidential and to not use such information for any other purpose, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)            Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained.  Neither the Company nor any of its Affiliates shall have any liability to the Acquiror arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof.

(e)            The Company shall (i) inform the Acquiror as soon as reasonably practicable of any material communication (written or oral) between the Company or any of its Subsidiaries and (A) any Postal Authority concerning any Material Contract with such Postal Authority or concerning the transactions contemplated by this Agreement, (B) solely with respect to the Leased Real Property set forth on Schedule 5.9(e)(i) of the Disclosure Schedules, the lessor or any other third party associated with the development and construction (including any engineers, contractors and consultants) concerning the development or construction of such Leased Real Property (including by providing the Acquiror with copies of specifications and plans regarding any Leased Real Property) or the transactions contemplated by this Agreement and (C) any lessor of any of the Leased Real Properties set forth on Schedule 5.9(e)(ii) of the Disclosure Schedules concerning any renewal of the applicable Lease or the transactions contemplated by this Agreement, and (ii) to the extent reasonably practicable, provide the Acquiror with a reasonable opportunity to provide the Company feedback on any such communication. For the avoidance of doubt, material communications shall only include communications between the Company or any of its Subsidiaries, on the one hand, and any Postal Authority, lessor or other Person described in the foregoing clauses (A), (B) and (C), respectively, on the other hand, concerning the matters described in the foregoing clauses (A), (B) and (C), as applicable.

Section 5.10           Public Announcements.  On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release, employee announcement or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release, employee announcement or make any public statement regarding the transactions contemplated hereby prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, delayed or conditioned, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.11           Directors’ and Officers’ Indemnification.

(a)            The Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company or any of its Subsidiaries, solely with respect to actions and omissions occurring prior to the Closing Date, as provided in the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other similar governing documents in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action.  From and after the Closing, the Acquiror shall not, and shall cause each of its Subsidiaries and Affiliates (including the Surviving Corporation) not to, amend, repeal or otherwise modify the indemnification provisions of the Surviving Corporation’s certificate of incorporation, bylaws or other similar governing documents as in effect as of the date hereof, solely with respect to actions and omissions occurring prior to the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company or its Subsidiaries.

(b)            For a period of six years from the Closing Date, the Acquiror shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries, solely with respect to actions and omissions occurring prior to the Closing Date, or cause to be provided substitute policies or purchase or cause the Company to purchase, a “tail policy” in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date; provided, however, that after the Closing, the Acquiror and the Company shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the current annual premium paid by the Company in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Company purchases a “tail policy” and the coverage thereunder costs more than 300% of the current annual premium, the Company shall purchase the maximum amount of coverage that can be obtained for 300% of the current annual premium.  The fees, costs and expenses incurred in connection with such “tail policy” shall be paid by or on behalf of the Company and shall be deemed a Transaction Expense.

(c)            The Acquiror covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case solely to the extent resulting from their approval of this Agreement or their approval of the transactions contemplated hereby.

(d)            In the event the Acquiror, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Acquiror shall make proper provision so that the successors and assigns of the Acquiror or the Company, as the case may be, shall assume the obligations set forth in this Section 5.11.

(e)            The provisions of this Section 5.11 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 5.11 is intended to benefit the directors, officers, employees and agents of the Company and its Subsidiaries and their respective heirs, successors and assigns, each of whom may enforce the provisions of this

Section 5.11 (whether or not parties to this Agreement).  Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 5.11.

Section 5.12           Resignations. As requested by the Acquiror, prior to the Closing Date, the Company shall deliver to the Acquiror the resignations of all the directors and officers of each of its Subsidiaries, in each case serving immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.13           Transfer Taxes. Any and all transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated hereby shall be borne equally by the Acquiror and the Equityholders, and the Acquiror shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed with respect to Transfer Taxes.  The Stockholder Representative shall cooperate with the Acquiror in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 5.14           Exclusive Dealing. Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall not, and shall cause their respective Representatives and Affiliates not to, take, directly or indirectly, any action to initiate, assist, facilitate, respond to, solicit, negotiate, encourage (including by way of furnishing information), discuss, accept or otherwise pursue any offer or inquiry from any Person (a) to engage in any Business Combination with any Person other than the Acquiror and its Affiliates, or (b) to reach any agreement or understanding (whether or not such agreement or understanding is oral, absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination other than the transactions with the Acquiror contemplated hereby.  The Company agrees that it and its Subsidiaries will immediately cease, and will cause each of their respective Representatives and Affiliates to immediately cease, all discussions and negotiations with any Person (other than the Acquiror and its Affiliates) concerning a Business Combination.

Section 5.15           Closing Date Payment Schedule. At least three Business Days prior to the Closing, the Company shall prepare and deliver to the Acquiror a schedule setting forth as of the Closing Date, the calculation of the Estimated Merger Consideration and the Closing Per Share Merger Consideration and to the extent applicable for each holder of Shares or Options, (i) such holder’s name and address, (ii) the number of Shares, Company Common Stock, Non-Voting Common Stock, In-the-Money Options and Out-of-the-Money Options held by such holder, (iii) the number of shares of Non-Voting Common Stock (or Company Common Stock) issuable upon the exercise of In-the-Money Options held by such holder and the aggregate exercise price of such In-the-Money Options, (iv) the aggregate Closing Per Share Merger Consideration to be paid to such holder at the Closing pursuant to Section 2.7(a) and the aggregate portion of the Option Payment Amount to be paid to such holder at the Closing pursuant to Section 2.9, and (v) such holder’s Fully Diluted Percentage (the “Closing Date Payment Schedule”).  The Company may update the Closing Date Payment Schedule from time to time prior to the Closing, and shall provide the Acquiror with a final Closing Date Payment Schedule prior to the Closing.

Section 5.16           Section 280G Matters. The Company shall take all necessary actions (including obtaining any required waivers or consents from “disqualified individuals” (as defined in Treasury Regulation 1.280G-1)) to submit for approval or disapproval, in a manner that satisfies 280G(b)(5) of the Code and the final Treasury Regulations issued thereunder, the right of each disqualified individual to receive or retain, as applicable, that portion of any payments and benefits that, together with any other payments and benefits the disqualified individual may become entitled to receive that may be considered “parachute payments” under Section 280G(b)(2) of the Code, exceeds 299% of such disqualified individual’s “base amount” (as defined in Section 280G(b)(3) of the Code). No later than two Business Days prior to the Closing Date, the Company shall deliver to the Acquiror evidence of the results of such vote. The Company shall forward to the Acquiror at least two Business Days prior to the submission to the Persons entitled to vote on such matters copies of all documents prepared by the Company in connection with this Section 5.16 for the Acquiror’s review and comment, and the Company shall consider in good faith such comments of the Acquiror that are received at least one Business Day prior to the submission to the Persons entitled to vote on such matters.

Section 5.17           R&W Insurance Policy.  The Acquiror has caused the insurer under the R&W Insurance Policy to waive all rights of subrogation against the Company and the Equityholder Releasors, except in respect of Fraud, and will not amend such waiver in the R&W Insurance Policy.

Section 5.18           Littlejohn Party Contracts.  The Company and their respective Affiliates and Subsidiaries shall take all actions necessary to (i) terminate with no continuing obligations or Liabilities all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Littlejohn Party or Littlejohn Parties, on the other hand (other than the Contracts set forth on Schedule 5.18 of the Disclosure Schedules), with such termination to be effective immediately prior to the Closing, and (ii) cause any and all  Liabilities of the Company and its Subsidiaries under any and all such Contracts to be extinguished or paid prior to 11:59 p.m. on the day prior to the Closing Date, without any payment by or Liability of the Company or any of its Subsidiaries on or after the Closing.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1              General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)            Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)            The Company Stockholder Approval shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

Section 6.2              Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)            The representations and warranties of the Acquiror and Sub contained in (i) Section 4.1 and Section 4.2 (the representations and warranties identified in this clause (i) referred to as the “Acquiror Fundamental Representations”) shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) Article IV, other than those Sections specifically identified in clause (i) of this Section 6.2(a), shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except, in the case of this clause (ii), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            The Acquiror and Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing in all material respects.

(c)            The Company shall have received from each of the Acquiror and Sub a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer of each of the Acquiror and Sub.

(d)            The Company shall have received an executed counterpart of the Adjustment Escrow Agreement, signed by each party other than the Company.

Section 6.3              Conditions to Obligations of the Acquiror and Sub.  The obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

(a)            The representations and warranties of the Company contained in (i) Section 3.4(a) shall be true and correct in all respects other than de minimis inaccuracies therein, (ii) Section 3.1(a)(i), Section 3.2, Section 3.4(b) and Section 3.4(c) (the representations and warranties identified in clauses (i) and (ii) of this Section 6.3(a) referred to as the “Company Fundamental Representations”) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) set forth therein) in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (iii) Article III, other than the representations and warranties referred to in clauses (i) and (ii)  above shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except, in the case of this clause (iii), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Since December 31, 2016, there shall not have occurred a Material Adverse Effect that is continuing.

(c)            The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(d)            The Acquiror shall have received from the Company a certificate to the effect set forth in Sections 6.3(a), (b) and (c), signed by a duly authorized officer thereof.

(e)            The Acquiror shall have received an executed counterpart of the Adjustment Escrow Agreement, signed by each party other than the Acquiror or Sub.

(f)            The Stockholder Representative shall have delivered or caused to be delivered to the Acquiror within 30 days of the Closing Date a certificate issued by the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that an interest in the Company is not a U.S. real property interest and that the Company is not nor has it been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

(g)            The Acquiror shall have received duly executed customary payoff letters evidencing the full repayment of the Existing Credit Facilities of the Company or any of its Subsidiaries.

Section 6.4              Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s failure to perform in all material respects any of its obligations under this Agreement, including with respect to the obligation to use efforts to cause the Closing to occur as required by Section 5.9.

ARTICLE VII
TERMINATION

Section 7.1              Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Acquiror and the Company;

(b)            (i) by the Company, if the Company is not then in material breach of its obligations under this Agreement and the Acquiror or Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 30 days following delivery of written notice by the Company of such breach or failure to perform, and (C) has not been waived by the Company; or (ii) by the Acquiror, if neither the Acquiror nor Sub is in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 30 days following delivery of written notice by the Acquiror of such breach or failure to perform, and (C) has not been waived by the Acquiror;

(c)            by either the Company or the Acquiror if the Merger shall not have been consummated by November 6, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement in any material respects shall have been the cause of the failure of the Merger to be consummated on or prior to such date; provided, further, that if as of the Termination Date, all of the conditions precedent to the Closing other than the condition set forth in Section 6.1(b) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Termination Date, then either the Acquiror or the Company may unilaterally extend the Termination Date until December 4,  2017 upon written notice to the other prior to November 6,  2017, in which case the Termination Date shall be deemed for all purposes to be December 4, 2017.

(d)            by either the Company or the Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.9 in all material respects; or

(e)            by the Acquiror within 72 hours of execution of this Agreement, if (i) the Company Stockholder Approval and (ii) the Stockholder Consent and Agreements from the Persons set forth on Schedule 7.1(e)(ii)(x) of the Disclosure Schedules and the Restrictive Covenant Agreements from the Persons set forth on Schedule 7.1(e)(ii)(y) of the Disclosure Schedules shall not have been delivered to the Acquiror within 48 hours of execution of this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

Section 7.2              Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except (a) for the provisions of Section 3.22 and Section 4.6 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, this Section 7.2 and Article VIII, and (b) that nothing herein shall relieve any party from liability for any Fraud or willful breach of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1              Nonsurvival of Covenants, Agreements, Representations and Warranties None of the representations, warranties, covenants and agreements in this Agreement and in any certificate, instrument, agreement or other document delivered pursuant to this Agreement (other than the Ancillary Agreements) shall survive the Effective Time, other than those obligations, agreements or covenants of the parties that by their terms apply, or are to be performed in whole or in part, after the Effective Time, which obligations (including pursuant to the Ancillary Agreements), agreements or covenants shall survive until performed or expired pursuant to their terms.

Section 8.2              Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Acquiror shall pay or cause the Surviving Corporation to pay any Transaction Expenses, to the extent included in the calculation of the Closing Transaction Expenses reflected in the Final Closing Statement, that remain unpaid as of the Closing.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 8.3              Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties hereto only by written agreement of the parties hereto, as authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding receipt of the Company Stockholder Approval); provided, however, that after approval of the transactions contemplated hereby by the Stockholders, no amendment shall be made which pursuant to applicable Law requires further approval by such Stockholders without such further approval.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.4              Waiver; Extension.  At any time prior to the Effective Time, the Acquiror, on the one hand and on behalf of itself and Sub, and the Company, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.5              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

NGS Holdings, Inc.
c/o Littlejohn Management Holdings, LLC
8 Sound Shore Drive, Suite # 303
Greenwich, CT 06830
Attention: Edmund J. Feeley
E-mail: efeeley@littlejohnllc.com

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Sean P. Griffiths
E-mail: sgriffiths@gibsondunn.com

(ii)	if to the Acquiror, Sub or the Surviving Corporation, to:

Pitney Bowes Inc.
3001 Summer St.
Stamford, CT 06926
Attention: Daniel J. Goldstein
E-mail: daniel.goldstein@pb.com
with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Ting S. Chen
E-mail: tchen@cravath.com

Section 8.6              Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  The terms “or,” “any” or “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified. Any statute defined or referred to herein or in any statute that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 8.7              Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.8              Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Section 5.11, which shall inure to the benefit of the Persons benefiting therefrom who are expressly intended to be third party beneficiaries thereof, (b) after the Effective Time, the right of the holders of Shares and Options to receive the payments contemplated by the applicable provisions of Article II, in each case, after the Effective Time in accordance with the terms of this Agreement, and (c) prior to the Effective Time, the right of the Company, on behalf of the holders of Shares and Options, to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the holders of Shares and Options) in the event of the Acquiror’s or Sub’s breach of this Agreement; provided, that the rights to pursue damages on behalf of the holders of Shares and Options relating to such Shares and Options shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion, and may, in the Company’s sole and absolute discretion, be retained by the Company (or any successor in interest thereto) for the use and benefit of the Company (or any successor in interest thereto) on behalf of the holders of Shares and Options in any manner the Company (or any successor in interest thereto) deems fit.

Section 8.9              Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.10           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware, or if jurisdiction is not then available in both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware, any other Delaware state court, and, in each case, any appellate court therefrom.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim (a) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11           Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule only to the extent the applicability of such information and disclosure is reasonably apparent from the face of such disclosure.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.12           Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee or Representative of any party hereto, in their capacities as such, or investor of any of the Littlejohn Funds, in their capacities as such, in each case, except in the case of Fraud.

Section 8.13           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, no assignment shall relieve the assignor of its obligations hereunder; provided, further, that the Acquiror or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (i) in the case of the Acquiror, to any direct and indirect wholly owned U.S. Subsidiary of the Acquiror and (ii) in the case of Sub, to the Acquiror or to any direct or indirect wholly owned U.S. Subsidiary of the Acquiror; provided, that no such assignment shall relieve the Acquiror or Sub, as applicable, of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.14           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, or if jurisdiction is not then available in both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware, any other Delaware state court, and, in each case, any appellate court therefrom, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.15           Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 8.16           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party, and this Agreement shall be reformed, construed and enforced in such jurisdiction as negotiated by the parties in good faith so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.17           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.18           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.19           Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.20           Legal Representation.

(a)            The Acquiror, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation), acknowledges that Gibson Dunn & Crutcher LLP (“Gibson Dunn”) acts or has acted as counsel for the Stockholders, the Stockholder Representative and the Company and may continue to represent the Stockholders, the Stockholder Representative or any of their respective Affiliates with respect to this Agreement and the transactions contemplated by this Agreement. Accordingly, the Acquiror, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation), consents to such representation and waives any conflict that may result therefrom, provided, that such waiver is conditioned on (i) no Person from Gibson Dunn who is currently working on, or who has in the past five years worked on, any of the Acquiror’s or its current or past Affiliates’ matters representing the Stockholders, the Stockholder Representative, (prior to the Closing) the Company, or any of their respective Affiliates in connection with this Agreement or the transactions contemplated by this Agreement (provided, that those Gibson Dunn Persons approved in writing by the Acquiror may so represent such Persons), and (ii) Gibson Dunn not representing the Stockholders, the Stockholder Representative or (prior to the Closing) the Company, or any of their respective Affiliates in connection with any dispute (including any Action but excluding any dispute regarding the Final Closing Statement) arising from this Agreement or the transactions contemplated by this Agreement.

(b)            The Acquiror, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation), acknowledges and agrees that all confidential communications between the Stockholders, the Stockholder Representative, the Company and its Subsidiaries and any of their respective their Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of Gibson Dunn’s engagement in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Acquisition Engagement”), and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Stockholders and the Stockholder Representative, and not to the Company and its Subsidiaries, and shall not pass to or be claimed, held, or used by the Acquiror or any of its Affiliates (including after the Closing, the Surviving Corporation).  Accordingly, the Acquiror and its Affiliates (including after the Closing, the Surviving Corporation) shall not have ownership of any such communications (or to the files of Gibson Dunn relating to the Acquisition Engagement), regardless of such communications may be stored or located, and the Acquiror, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) irrevocably waives any right it may have to obtain such communications or other information or documentation relating to the Acquisition Engagement on the basis of any purported ownership; provided, that nothing herein shall require the Acquiror and its Affiliates to destroy communications already in its possession.  The Acquiror hereby agrees not to assert, and to cause each of its Affiliates (including after the Closing, the Surviving Corporation) not to assert, any attorney-client privilege held by the Company and its Subsidiaries, or any officer, employee, director or manager thereof, with respect to any communication occurring with Gibson Dunn and relating to the Acquisition Engagement, it being the intention of the parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Stockholders and the Stockholder Representative, provided, that all such communications shall be kept confidential and this Section 8.20 shall not constitute or be construed as a waiver or release of Gibson Dunn’s obligation to keep confidential any communication or information in its possession.

Section 8.21           Agreements by the Equityholders.  By the acceptance of any portion of the Merger Consideration or the acceptance of a right to receive any portion of the Closing Per Share Merger Consideration, such Equityholder:

(a)            approves, consents to and agrees to be bound by all provisions of this Agreement applicable to the Equityholders, including the determination and payment of the Closing Per Share Merger Consideration and the Net Adjustment Amount  (and the withholding and payment of the Adjustment Escrow Amount and the Net Adjustment Amount) pursuant to Section 2.7 and Section 2.12, the treatment of Options pursuant to Section 2.9, the appointment and authorization of the Stockholder Representative pursuant to Section 2.13;

(b)            effective as of the Closing Date, on behalf of such Equityholder and its past, present or future agents, partners, heirs, officers, directors, equityholders, Subsidiaries and Affiliates and each of their respective successors and assigns (collectively, the “Equityholder Releasors”) hereby (i) irrevocably and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, the Surviving Corporation, the Subsidiaries of the Company, the Company, the Acquiror, Sub and each of their respective past, present or future successors, assigns, employees, agents, equityholders, members, partners, officers, managers, directors, counsel, Subsidiaries and Affiliates (collectively, the “Acquiror Releasees”), of and from any and all Actions, Judgments and Losses of any kind, nature and description whatsoever, (including attorneys’ and other professional fees and expenses), whether now known or unknown, suspected or unsuspected, which such Equityholder Releasor or its successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to such Equityholder’s investment in or ownership of (or purported investment in or ownership of) the Shares or Options, as applicable, or any other equity interest held (or purported to be held) by such Equityholder with respect to the Company or any of its

Subsidiaries or their respective businesses through the Closing Date or the transactions contemplated hereby prior to or on the Closing Date, and any rights under the NGS Holdings, Inc. Equity Incentive Plan and the Stockholders’ Agreement, except for such Equityholder’s rights and interests under the terms and conditions of this Agreement, the Letters of Transmittal and the Ancillary Agreements, provided, that the foregoing clause (i) shall not apply to any Losses or claims made by an Equityholder in its capacity as a current or former employee of the Company or any of its Subsidiaries against an Acquiror Releasee arising out of or relating to the employment, termination of employment, or compensation or benefits in respect thereof, and (ii) agrees not to, and agrees to cause its respective agents, partners, heirs, officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim released in the foregoing against the Acquiror Releasees; provided, that, notwithstanding the foregoing, each Equityholder Releasor retains and does not release its rights and interests under the terms and conditions of this Agreement, the Letters of Transmittal, the Ancillary Agreements or, to the extent applicable, any director and officer indemnification insurance policy;

(c)            agrees that, as of the Effective Time, the Stockholders’ Agreement shall be terminated and, except as otherwise expressly provided therein (including with respect to any provisions therein which expressly survive the termination thereof (including the provisions set forth in Section 11 thereof)), shall have no further force or effect;

(d)            agrees, for a period of five years following the Closing Date, to keep, and to cause its Affiliates and their respective Representatives to keep, confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, all confidential information relating to the Acquiror, the Company and their respective Subsidiaries and their businesses, including trade secrets, pricing policies, marketing plans or strategies, product development plans, business acquisition plans (including identified acquisition targets), inventions, carrier and customer lists, and including any information furnished pursuant to Section 5.2(a), and shall not disclose such information to any other Person; provided, however, that this Section 8.21 shall not apply (i) with respect to any Littlejohn Party (other than Persons described in clause (ii) of such definition), Paribas North America, Inc. or Clarendon Resources IV, LLC, to information regarding the financial performance of the Company provided to current or potential limited partners, co-investors and Representatives in connection with capital raising activities or reporting obligations (so long as, in each case, such disclosure shall not be used in a manner competitive to the interests of the Company or involve the disclosure of Trade Secrets of the Company, and is effected in a manner consistent with customary practices, including with respect to confidentiality) or (ii) to any information that (A) is or becomes generally available to the public other than as a result of disclosure in violation of this Section 8.21, (B) was available to such Equityholder on a non-confidential basis prior to the disclosure of such confidential information to such Equityholder, provided that the source of such information was not known by such Equityholder or any of its Representatives, after reasonable inquiry, to be bound by a confidentiality obligation with respect to such information, (C) becomes available after the Closing Date to such Equityholder on a non-confidential basis from a Person who, to the knowledge of such Equityholder, is not otherwise bound by any obligation of confidentiality, or (D) is independently developed by such Equityholder without reference to or use of any information from the Company;

(e)            represents and warrants as of the date of this Agreement and as of the Closing Date, except in the case of representations and warranties that are made as of a specified date, that (i) as of immediately prior to the Effective Time, the Shares and Options set forth on the Closing Date Payment Schedule represent all equity interests of the Company owned by such Equityholder, (ii) such Equityholder is the record and beneficial owner of, and has good and valid title to, such Shares and the Certificates representing such Shares, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements, and has the sole power (without the consent of any other Person) to transfer, vote and execute stockholder written consents with respect to such Shares, and no other Person has any right or interest to acquire or vote any such Shares and (iii) assuming that the Acquiror has the requisite power and authority to be the lawful owner of the Shares, at the Effective Time, good and valid title to such Shares will pass to the Acquiror, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements; and

(f)            acknowledges and agrees that (i) the payment of such Equityholder’s Closing Per Share Merger Consideration represents full and final payment in respect of such Equityholder’s Shares or any other claimed equity interest of the Company and (ii) so long as the Acquiror, Sub and the Surviving Corporation distribute the Closing Per Share Merger Consideration in accordance with the terms hereof, the Acquiror, Sub, the Surviving Corporation and their respective Affiliates are released with respect to liabilities arising from any calculation of the Closing Per Share Merger Consideration by the Company in a manner inconsistent with the Company’s certificate of incorporation.

Section 8.22           No Presumption Against Drafting Party.  Each of the Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PITNEY BOWES INC.

By:	/s/ Marc B. Lautenbach
	Name:	Marc B. Lautenbach
	Title:	President and Chief Executive Officer

NEUTRON ACQUISITION CORP.

By:	/s/ Lila J. Snyder
	Name:	Lila J. Snyder
	Title:	President

NGS HOLDINGS, INC.

By:	/s/ Todd Everett
	Name:	Todd Everett
	Title:	Chief Executive Officer

LITTLEJOHN FUND IV, L.P., solely in its capacity as the Stockholder Representative

By:	/s/ Edmund Feeley
	Name:	Edmund Feeley
	Title:	Member

Signature Page To Agreement and Plan of Merger